                                                                     Exhibit 2.1


                       DATED THE 1ST DAY OF DECEMBER, 1999



                           ICS UNICOMP LIMITED                         (1)

                           ICS COMPUTING GROUP LIMITED,
                           UNICOMP HOLDINGS (UK) LIMITED,
                           ICS UNICOMP LIMITED AND
                           UNICOMP INC                                 (2)

                           ZEC LIMITED                                 (3)



                                    AGREEMENT
                 FOR THE SALE AND PURCHASE OF THE GOODWILL BUSINESS
                        AND ASSETS OF ICS UNICOMP LIMITED


                               L'ESTRANGE & BRETT
                                  ARNOTT HOUSE
                               12/16 BRIDGE STREET
                                     BELFAST
                                     BT1 1LS



CONTENTS


Clause            Heading                                                               Page
------            -------                                                               ----


1                 Purpose and definitions                                               6

2                 Vendor's Unicomp's Inc's ICS Computing's
                  Purchaser's representations                                           13

3                 Supplemental Agreements                                               13

4                 Sale of the Business and Assets                                       14

5                 Provisional Consideration                                             15

6                 Apportionments                                                        16

7                 Name Change Resolutions                                               16

8                 Completion                                                            16

9                 Value Added Tax                                                       18

10                Post-Completion matters (including                                    19
                  announcements and circulars)

11                Outstanding contracts, debtors and creditors                          20

12                Indemnities                                                           22

13                Employees                                                             23

14                Restrictive covenants                                                 25

15                Restrictive Trade Practices Act 1976                                  29

16                Representations and Warranties                                        30

17                Claims for misrepresentation and breach of warranty or undertaking    31

18                Time of the Essence                                                   33

19                Continuing effects of this Agreement                                  33

20                Releases, etc., by the Purchaser                                      33

21                Other provisions                                                      33

22                Notices                                                               34




23                Choice of law, submission to                                          35
                  jurisdiction and address for service

24                Costs                                                                 35

25                Stamp Duty                                                            35

SCHEDULE

1                 The Properties                                                        36

                  Part A  The Leasehold Properties
                  Part B  The Newbury Property
                  Part C  Sale of the Airport Road West Property

2                 Apportionment of the consideration for                                39
                  the Properties

3                 Assets being sold (exclusive of                                       40
                  assets comprised in schedules 1
                  4 and 5)

4                 Intellectual Property Rights                                          41
                  Business names
                  Other IP Rights

5                 Agreements and licences                                               42

                  Part A   The Leasing Agreements

                  Part B   Other agreements

6                 Assets excluded from the sale                                         44

7                 Employment                                                            45

                  The Transferring Employees

8                 Pension Arrangements                                                  46

9                 Warranties                                                            56

10                Warrantors' Protection Provisions                                     78

11                Completion Accounts                                                   82


                                   APPENDICES



[1]               Management Accounts

[2]               Service Agreements

[3]               Supplier/Customer Letters

[4]               Employee Letters

[5]               Leasing Agreements

[6]               Name Change Resolutions

[7]               Contracts

[8]               ICS Product List

[9]               Motor Vehicles owned/leased by the Vendor

[10]              Transferring Employees

[11]              Purchase Price Apportionment

[12]              Assignment of Goodwill

[13]              Assignment of Intellectual Property Rights

[14]              Novation Agreement



AGREED FORM DOCUMENTS

Document                                    Clause
--------                                    ------


Disclosure letter                           1.2

Name Change Resolutions                     1.2

Service Agreements                          8.1(a)(vi)

Letters to suppliers and customers          10.2

Employees letters                           13.6

Management Accounts                         Schedule 9
                                            para 4.2

Assignment of Goodwill                      1.2

Assignment of Intellectual Property Rights  1.2

Novation Agreement                          1.2


THIS AGREEMENT is dated the 1st day of December, 1999 and is made BETWEEN:

(1) ICS UNICOMP LIMITED (No. 2793297) whose registered office is at Acre House, 11-15 William Road, London, NW1 3ER ("the Vendor" which expression shall include its successors and Permitted Assigns);

(2) THE VENDOR, ICS COMPUTING GROUP LIMITED (No: 2744678 whose registered office is at Acre House, 11-15 William Road, London, NW1 3ER, UNICOMP HOLDINGS (UK) LIMITED (No. NI 2777955) whose registered office is also at Acre House, aforesaid, and UNICOMP INC. whose address for the purposes of this Agreement is 1850, Parkway Place, Suite 925 Marietta, Georgia 30067, USA ("Inc") ("the Warrantors" and each a "Warrantor" which expressions shall include each of their respective successors and Permitted Assigns)

(3) ZEC LIMITED (No: NI 36763) whose registered office is at Arnott House, 12/16 Bridge Street, Belfast, BT1 1LS ("the Purchaser" which expression shall include its successors and Permitted Assigns).


NOW IT IS HEREBY AGREED as follows:

1        PURPOSE AND DEFINITIONS

1.1 This is an Agreement for the sale and purchase of the Business (as defined in clause 1.2) and certain assets used in connection with the Business.

1.2      In this Agreement unless the context otherwise requires:

                  (a) the following expressions have the following meanings:

                  "THE ACCOUNTS" means the Vendor's audited accounts prepared in compliance with section 226 CA 1985 for the Vendor's financial year ended on the Accounts Date (including the notes to and Auditor's Report on those accounts and the Directors' Report for that year);

                  "THE ACCOUNTS DATE" means 28th February 1999;

                  "THE AIRPORT ROAD WEST PROPERTY" means the premises occupied by the Vendor under the Lease referred to in Schedule 1 Part A and to be assigned to the Purchaser on Completion;

                  "THE ASSETS" means the property assets and rights of the Vendor used in or for the purposes of the Business and to be purchased by the Purchaser as described in clause 4.1;

                  "BUSINESS DAY" means a day on which banks are open for business in Belfast;

                  "THE BALLYCLARE PROPERTY" means the premises occupied by the Vendor, referred to in Schedule 1 Part A and which are to be the subject of a new Lease to be entered into by the Purchaser following Completion;

                  "THE BUSINESS" means the businesses of providers of accounting software, payroll software, Max software and associated human resources and personnel software to the distribution, manufacturing and general accountancy and payroll markets, bespoke software development and the provision of computer management services, training, installation or consultancy in relation to the foregoing throughout the United Kingdom, the Isle of Man, the Channel Islands and the Republic of Ireland as carried on by the Vendor at Completion or at any time during the two year period prior to Completion, whether as principal, agent, sub-contractor or in any other capacity whatsoever;

                  "CA 1985" means the Companies Act 1985;

                  "COMPLETION" means the completion of the sale and purchase of the Business and the Assets on the Completion Date in accordance with clause 4 and clause 8 of this Agreement;

                  "THE COMPLETION DATE" means the opening of business on the date of this Agreement;

                  "THE CONFIDENTIAL INFORMATION" means trade secrets and information equivalent to them (including but not limited to formulae, processes, methods, knowledge and Know-how) in connection with the products manufactured, produced, distributed and sold and the services supplied by the Vendor in connection with the Business and the customers and suppliers of the Company and which are for the time being confidential to the Business;

                  "THE CONTRACTS" means the current contracts and engagements of the Vendor which relate to the Business as listed in Appendix [7], but excluding contracts with the Employees;

                  "THE DISCLOSURE LETTER" means the letter of even date in the agreed form from the Warrantors to the Purchaser disclosing certain matters relating to the Warranties which has been delivered to the Purchaser immediately prior to the execution of this Agreement;

                  "ENVIRONMENTAL CLAIM" means any claim, notice of violation, prosecution, demand, action, official warning, abatement or other order or notice (conditional or otherwise), relating to Environmental Matters and any notification or order requiring compliance with the terms of any Environmental Licence or Environmental Law;

                  "ENVIRONMENTAL LAWS" includes all or any applicable law, statute, rule, regulation, treaty, directive, direction, by-law, code of practice, circular, guidance note, order, notice, demand, decision of the courts or anything similar to any of the foregoing of any governmental authority or agency or any regulatory body or any other body whatsoever in any jurisdiction or the European Community in all cases having the force of law relating to Environmental Matters applicable to the Vendor in relation to the Business;

                  "ENVIRONMENTAL LICENCES" means any permit, licence, authorisation, consent or other approval obtained or which ought to have been obtained at any time by the Vendor in relation to the Business;

                  "ENVIRONMENTAL MATTERS" includes any of the following:--

                  (1) any generation, deposit, disposal, keeping, treatment, transportation, transmission, handling or manufacture of any Relevant Substance;

                  (2) nuisance, noise, defective premises, health and safety at work;

                  (3) the carrying out of any development (as defined in Section 55(1) of the Town and Country Planning Act 1991 and in Article 11 of the Planning (Northern Ireland) Order 1991); and

                  (4) the pollution, contamination, conservation or protection of the environment (which includes natural resources whether pertaining to life or not, such as air, water, soil, fauna and flora and the interactions between the same factors and also the built environment) or of man or any living organisms supported by the environment or any other matter whatsoever affecting the environment or any part of it;

                  "THE GENERAL CONDITIONS" means the Law Society of Northern Ireland General Conditions of Sale (3rd Edition) (revised) (and all references therein to "the property" shall be deemed to be references to the Airport Road West Property to which the General Conditions apply for the purposes of this Agreement);

                  "GOODWILL" means the goodwill of the Vendor in relation to the Business, together with the exclusive right for the Purchaser or its Permitted Assigns to represent itself as carrying on the Business in succession to the Vendor and all trade names associated with the Business (other than the name "Unicomp") including, for the avoidance of doubt, those referred to in
                  Part 1 of Schedule 4;

                  "GROUP" means in relation to any company, that company and any company which is a holding company or subsidiary of that company and any subsidiary of any such holding company or subsidiary or any subsidiary undertakings of any such companies and for the purposes of this Agreement the terms "subsidiary" and "holding company" shall have the meanings ascribed thereto by Article 4 and 4A Companies (Northern Ireland) Order 1986 and the term "subsidiary undertaking" shall have the meaning ascribed thereto by Part VIII of that Order;

                  "INTELLECTUAL PROPERTY RIGHTS" means patents, registered designs, trade marks and service marks (whether registered or not), copyright, design rights, and all similar property rights, including those subsisting (in any part of the world) in inventions, designs, drawings, performances, computer programmes, confidential information, business or brand names, goodwill or the style of presentation of goods or services and in applications for protection thereof;

                  "KNOW-HOW" means all industrial and commercial information and techniques, accounts, records and information (wherever situated) pertaining to the activities of the Vendor in relation to the Business;

                  "THE LEASE" means the relevant lease or underlease of the relevant one of the Leasehold Properties;

                  "THE LEASEHOLD PROPERTIES" means the Airport Road West Property and the Ballyclare Property referred to in Part A of
                  Schedule 1;

                  "THE LEASING AGREEMENTS" means the leasing, conditional sale, credit sale, hire purchase and like agreements relating to the Business at Completion listed in Part A of Schedule 5;

                  "THE LONDON STOCK EXCHANGE" means The International Stock Exchange of the United Kingdom

                  "MANAGEMENT ACCOUNTS" means the management accounts in the agreed form attached hereto at Appendix [1] relating to the Business for the period from 1st March 1999 to 31st October 1999 (both dates inclusive);

                  "NAME CHANGE RESOLUTIONS" means the special resolutions in the form of the drafts in the agreed form attached hereto at Appendix [6] to be passed on Completion by each of the Vendor and ICS Computing Group Limited;

                  "THE NEWBURY PROPERTY" means the premises occupied by the Vendor at Newbury, Berkshire pursuant to the terms of the Licence referred to in Schedule 1 Part B and which are to be the subject of a new Licence to be entered into by the Purchaser following Completion;

                  "NOMINATED ACCOUNT" means the Vendor's Solicitors' client account numbered 11126423 at Northern Bank Limited, 2 Waring Street, Belfast, BT1 2EE Sort Code 95-00-05;

                  "NON-TRANSFERRING EMPLOYEES" means, with the exception of the Transferring Employees, all other employees (if any) employed by the Vendor in the Business at Completion;

                  "NOVATION AGREEMENT" means the agreement in the agreed form to be entered into on Completion pursuant to clause 8;

                  "PERMITTED ASSIGNS" means those parties to whom this Agreement (or any rights or obligations under it) may be assigned pursuant to clause 19.3;

                  "THE PROHIBITED AREA" means each of England and Wales, Scotland, Northern Ireland, the Republic of Ireland, the Isle of Man and the Channel Islands;

                  "THE PROPERTIES" means the Leasehold Properties and the Newbury Property;

                  "THE PURCHASER'S SOLICITORS" means L'Estrange & Brett of 12-16, Bridge Street, Belfast, BT1 1LS;

                  "RECORDS" means all or any of the following relating to, used or intended for use in the Business and in the possession of the Vendor or any member of the Unicomp Group:

                  (a) accounting and financial records currently available, including management accounts information for the two year period ending on the management accounts date immediately preceding Completion;

                  (b)      current sales literature and publicity material;

                  (c) current lists (including without limitation customer, client and supplier lists), books and documents;

                  (d)      current stock records;

                  (e) current sales information by value, customer and product; and

                  (f) other relevant information currently available (whether recorded on computer or otherwise howsoever) necessary to enable the Purchaser to run and operate the Business with effect from Completion on the same basis as carried on by the Vendor prior to Completion;

                  "RELEVANT BREACH" means any event, matter or circumstance which is inconsistent with, contrary to or otherwise a breach of any of the Warranties (as qualified by clause 16.2(a)) or of the Warrantors' undertaking in clause 17.6 and, to the extent that the Warranties include representations by the Warrantors under clause 16, includes any matter or thing which in any respect renders any of those representations (as qualified by clause 16.2(a)) untrue or misleading);

                  "RELEVANT SUBSTANCE" means (1) any radioactive emissions (2) electricity and any electrical or electromagnetic emissions
                  (3) any substance whatsoever (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) (4) waste (as defined in the Environmental Protection Act 1990) and (5) any activity or other phenomenon which in the case of (3) and (4) is capable of causing harm to man or any other living organism supported by the environment (which includes natural resources whether pertaining to life or not, such as air, water, soil, fauna and flora and the interaction between the same factors and also the built environment), or damaging the environment or public health or welfare;

                  "THE RESTRICTED PRODUCTS" means:

                  (a) Accounting Software (excluding the following platforms, AS400, System 36 or AS400 applications migrated to other platforms or accounting packages integrated with the ICM Unicomp Manufacturing Software);

                  (b) Payroll Software (excluding packaged payroll software for AS400 or AS400 payroll migrated to other platforms);

                  (c)      MAX Software;

                  (d) Human Resources and Personnel Software supplied to any customer of the Business produced, marketed, distributed, sold or supplied by the Vendor in connection with the Business at the Completion Date or at any time during the two year period prior to Completion and whether as principal, agent, sub-contractor or in any other capacity;

                  "THE RESTRICTED SERVICES" means:

                  (a) Computer managed services for the Restricted Products and computer managed services for the other services referred to in (b) and (c) below;

                  (b) Training, installation or consultancy in connection with the Restricted Products or the other services referred to in this definition;

                  (c)      Bespoke software development:

                           (i)      in connection with the Restricted Products;

                           (ii) in connection with the services referred to in sub-paragraphs (a) and (b) above;

                           (iii) for existing customers of the Vendor at Completion

                  being services supplied by the Vendor in connection with the Business at the Completion Date or supplied by it during the two year period prior to Completion and whether as principal, agent, sub-contractor or in any other capacity whatsoever;

                  "THE SCHEMES" means:

                  (a) the ICS Computing Pension Scheme established by a Definitive Trust Deed dated 19th August 1996, supplemental to an Interim Trust Deed dated 3rd July 1990; and

                  (b) the Unicomp Group Personal Pension Scheme effective 1st April 1997:

                           copies of the relevant documentation for each Scheme being contained in the Disclosure Letter;

                  "SECURITY INTEREST" means a mortgage, lien, pledge, charge, hypothecation or other security interest (or an agreement or commitment to create any of them), but excluding:

                  (a) any lien arising in the ordinary course of business to secure amounts which are not material;

                  (b) any unpaid vendor's or supplier's lien arising in the ordinary course of the Business to secure amounts due in respect of goods or services sold or supplied; and

                  (c) liens arising by operation of law, including a banker's lien;

                  "STATUTORY RECORDS" means all Records relating to the Business which are required by law to be retained by the Vendor after Completion;

                  "THE STOCKS" means all of the stocks, including raw materials, work in progress and finished products, bought-in-goods, engineering stores, consumables and fuel owned by the Vendor at the Completion Date for the purposes of or in connection with the Business, including items which, although subject to reservation of title by the sellers, are under the control of the Vendor;

                  "THE SUPPLEMENTAL AGREEMENTS" means the Assignment of Goodwill in the agreed form set out in Appendix 12, the Assignment of Intellectual Property Rights in the agreed form set out in Appendix 13 and the Novation Agreement in the agreed form set out in Appendix 14;

                  "THE TRANSFERRING EMPLOYEES" means only those employees employed by the Vendor in relation to the Business at Completion referred to in Schedule 7, and, for the avoidance of doubt, excluding any Non-Transferring Employees;

                  "THE UNICOMP GROUP" means Inc and any company which is a subsidiary of it and any subsidiary of any such subsidiary or any subsidiary undertakings of any such companies;

                  "THE VENDOR'S SOLICITORS" means Johns Elliot of 11, Lombard Street, Belfast, BT1 1RG.

                  "THE WARRANTIES" means the warranties, representations, undertakings and indemnities contained in or referred to in clause 16 and schedule 9, including for the avoidance of doubt those contained in clause 5 of Schedule 8 but incorporated specifically in Schedule 9 under clause 6.1.14 of Schedule 9;

                  (b) any document expressed to be "IN THE AGREED FORM" means a document in a form approved by (and for the purpose of identification signed by or on behalf of) the parties hereto;

                  (c)      references:

                           (i) to clauses, schedules and appendices are unless otherwise stated to clauses of and schedules or appendices to this Agreement;

                           (ii) to statutory provisions shall be construed as references to those provisions as respectively replaced, amended or re-enacted (before the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification) and any subordinate legislation made under such provisions so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced;

                  (d) words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or unincorporate;

                  (e) the contents table and headings to the clauses are for convenience only and have no legal effect and shall be ignored in the interpretation of this Agreement;

                  (f) the Interpretation Act (Northern Ireland) 1954 shall apply to this Agreement in the same way as it applies to an enactment;

                  (g) where any obligations in this Agreement are entered into or accepted by more than one person or party such obligations are entered into or accepted on a joint and several liability basis.

2        WARRANTORS' AND THE PURCHASER'S REPRESENTATIONS

         Each of the Warrantors severally represent to the Purchaser and the Purchaser, in turn, represents to each of the Warrantors that:

                  (a) each of them has the requisite power and authority to enter into and perform this Agreement;

                  (b) this Agreement constitutes and all other documents which are to be executed by any of them at Completion (including, for the avoidance of doubt, the Supplemental Agreements) will, when executed, constitute binding obligations of them in accordance with their respective terms;

                  (c) the execution and delivery of, and the performance by each of the Warrantors and the Purchaser as the case may be, of obligations under this Agreement and the other documents which are to be executed by the Vendor, the Warrantors and the Purchaser at Completion (including, for the avoidance of doubt, the Supplemental Agreements) will not:

                           (i) result in a breach of any provision of the Memorandum or Articles of Association (or equivalent constitutional documents for Inc of any of them;

                           (ii) to the best of the knowledge and belief of the party concerned, result in a breach of any order, judgement or decree of any court or governmental agency by which it is bound.

3        SUPPLEMENTAL AGREEMENTS

         The Warrantors undertake with the Purchaser to procure that each member of the Unicomp Group and their Permitted Assigns perform and discharge their respective obligations under those of the Supplemental Agreements to which any of them is a party and irrevocably and unconditionally guarantee full and complete performance by each company of those obligations under the said Agreements.

4        SALE OF THE BUSINESS AND ASSETS

4.1 With the exception of those items listed in Schedule 6 (which items are excluded from the sale and purchase hereunder), the Vendor as beneficial owner shall sell free from all liens, charges and encumbrances, and the Purchaser, relying on the Warranties herein contained, shall purchase as at Completion for the respective provisional considerations stated in Schedule 2 and in the Purchase Price Apportionment contained in Appendix [11] the Business as a going concern and the Assets which comprise:

         (a) the Properties including, in particular, the Airport Road West Property which shall be purchased on the terms stated in Part [C] of Schedule 1;

         (b)      the assets listed in Schedule 3;

         (c) all such rights as the Warrantors have in relation to the business names listed in Schedule 4;

         (d) subject to clauses 4.2, 4.3 and 4.4, the benefit (subject to the burden) of those undischarged contracts and licences relating to the Business which have been disclosed to the Purchaser, namely:

                  (i)      the Leasing Agreements; and

                  (ii)     the contracts listed in Part B of Schedule 5.

         (e)      the Goodwill relating to the Business;

         (f)      the Stocks;

         (g)      the Intellectual Property Rights; and

         (h) any other assets of the Vendor or the Warrantors which are used exclusively in connection with the Business .

4.2 All the Assets hereby agreed to be sold shall as from Completion (pending an assignment, novation or assurance thereof) be held by the Vendor or the Warrantors as the case may be, on trust for the Purchaser absolutely.

4.3 The Purchaser shall have no responsibility for creditors or any other liabilities of any nature whatsoever of the Vendor or any member of the Unicomp Group in relation to the Business existing at Completion or arising by reason of anything done or omitted to be done prior to Completion and:

         (i) the Warrantors hereby agree to indemnify the Purchaser against all debts and the liabilities of the Business (and against all actions, proceedings, damages, costs, claims, demands and expenses of any nature whatsoever brought or made against or incurred by the Purchaser in respect of such debts or liabilities of the Business) by reason of any act, default, neglect or delay by the Warrantors or any member of the Unicomp Group at any time prior to Completion.

4.4 Insofar as any contracts (including, without limitation, the Leasing Agreements and any of the contracts referred to in Schedule 5 Part B):

         (a) are not assignable or cannot be assigned without such assignment constituting an event of default or termination, this Agreement shall not constitute an assignment or an attempted assignment. The Warrantors shall in regard to sub-paragraphs (i) to (iv) below at the option of the Purchaser (exercisable by notice to the Warrantors given within twenty four months following Completion) and in all respects at the Warrantors' expense:

                  (i) join in endeavouring to procure that the existing arrangements with the Warrantors are terminated and that the Purchaser is granted corresponding rights on the same (or similar in all material respects) terms and conditions (and for this purpose shall do all such acts and things and make all such representations as the Purchaser may require); or

                  (ii) use all reasonable endeavours to procure that all relevant third parties waive the relevant provision; or

                  (iii) execute a declaration of trust for the benefit and in favour of the Purchaser; or

                  (iv) otherwise deal with the same as the Purchaser may direct;

         (b) cannot effectively be transferred to, or the obligations thereunder cannot effectively be assumed by, the Purchaser except by an agreement of novation with third parties:

                  (i) the parties shall use their respective best endeavours to procure the same to be novated; and

                  (ii) unless and until any such novation is entered into, the Warrantors shall do all such acts and things in relation thereto as the Purchaser may require;

                  (iii) the Warrantors shall on behalf of the Purchaser take such action and enforce all claims arising under such contracts against third parties on receiving the written request of the Purchaser to do so.

5        CONSIDERATION

5.1 The aggregate provisional consideration payable for the sale of the Business and the Assets pursuant to this Agreement shall be the sum of L4,680,000 (four million six hundred and eighty thousand pounds sterling) payable by electronic funds transfer to the Nominated Account of the Vendor's Solicitors whose receipt shall be a good discharge. The said provisional consideration shall be subject to adjustment in accordance with Schedule 11 of this Agreement.

5.2 The Vendor shall be liable for the payment of all sums which were outstanding at the Completion Date in respect of items included in the Stocks.

6        APPORTIONMENT

6.1 All rents, service charges, insurance premiums, rates, gas, water, electricity and telephone charges and other outgoings relating to or payable in respect of the Business including accruals for supplies of goods and services prior to Completion and/or the Properties and all liabilities in relation to salaries, wages, [accrued holiday entitlement,] bonus or commission payments, whether payable as a matter of contract or payable at the discretion of the Vendor, national insurance and pension contributions, PAYE, remittance payments or other such benefits or entitlements to or in respect of the Transferring Employees up to the Completion Date shall be borne by the Vendor and as from the Completion Date shall be borne by the Purchaser and all rents, royalties and other periodical payments receivable in respect of the Business and/or the Properties up to that time shall belong to and be payable to the Vendor and as from that time shall belong to and be payable to the Purchaser. Such outgoings and payments receivable shall be apportioned accordingly.

6.2 Where any amounts fall to be apportioned under this Agreement, the Vendor shall provide the Purchaser with full details of the apportionments, together with supporting vouchers or similar documentation, and in the absence of dispute the appropriate payment shall be made by or to the Vendor forthwith. If the amount of any apportionment is in dispute and cannot be resolved between the Vendor and the Purchaser within a period of fourteen days from the date on which the dispute arose, the matter shall be referred for final settlement to a firm of Chartered Accountants nominated jointly by the Vendor and the Purchaser, or failing such agreed nomination within 14 days after request by the Vendor or the Purchaser, nominated at the request of either of them by the Chairman for the time being of the Ulster Society of the Institute of Chartered Accountants in Ireland. The accountants so appointed shall be entitled to call for and inspect such information or documents as they reasonably consider necessary. In making their determination, the accountants shall act as experts and not as arbitrator and their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Vendor and the Purchaser in such proportions as the accountants determine. The dispute determination procedure described above shall be referred to for the purposes of this Agreement as the "Determination Procedure". The amount so determined in accordance with the Determination Procedure shall be paid within 14 days of the determination, together with interest calculated on a daily basis (after as well as before judgement), from the Completion Date until the date of actual payment, at the rate of 2 per cent per annum above the base lending rate from time to time of Bank of Ireland.

7        NAME CHANGE RESOLUTIONS

         On the Completion Date, the Vendor and ICS Computing Group Limited shall procure that extraordinary general meetings of their respective shareholders are convened and that the respective Name Change Resolutions of each are passed by the requisite majority at quorate and properly convened meetings.

8        COMPLETION

8.1 Completion shall take place on the Completion Date at the Empress Hotel, Douglas, Isle of Man when all (but not part only unless the Purchaser shall so agree) of the following business shall be transacted:

         (a)      the Vendor and the Warrantors (as the case may be) shall:

                  (i) complete the assignment of the Airport Road West Property in accordance with the provisions of Part [C] of Schedule 1, and deliver to the Purchaser the deeds and documents of title to the Airport Road West Property;

                  (ii) give immediate possession to the Purchaser of such of the Assets hereby agreed to be sold as are transferable by delivery;

                  (iii) (if requested by the Purchaser) deliver to the Purchaser duly executed assignments or other assurances, including, where appropriate, novations of such other of the Assets hereby agreed to be sold as are not transferable by delivery including, in particular, the Contracts (or such of them as the Purchaser shall stipulate) specified in Appendix [7];

                  (iv) give immediate possession to the Purchaser (if appropriate) of the equipment the subject of the Leasing Agreements;

                  (v) give immediate possession to the Purchaser of the Records other than the Statutory Records;

                  (vi) procure the execution of the Service Agreements by David Dunbar Mawhinney, James Ross Campbell, Robert Mervyn Erskine, Bernard Joseph Hill, Desmond Milligan, Alan Foley;

                  (vii) execute (or procure execution of) and deliver to the Purchaser each of the Supplemental Agreements;

                  (viii)   deliver to the Purchaser the Disclosure Letter;

                  (ix) deliver to the Purchaser a copy of the Management Accounts, certified by a Director of the Vendor, as a true copy;

                  (x) deliver to the Purchaser copies of each of the Name Change Resolutions certified by a Director of the relevant company concerned as a true copy and a letter undertaking to file within the statutory prescribed time period the appropriate returns in Companies House, Cardiff;

                  (xi) a letter from an authorised officer of The Bank of Ireland and also a letter from a Director of SX3 Limited confirming that their respective Security Interests over the whole or any part of the Business and Assets to be acquired by the Purchaser will be released and discharged in full and such reconveyances, releases and discharges of all such Security Interests as are required by the Purchaser;

         (b)      the Purchaser shall

                  (i)      acknowledge receipt of the Disclosure Letter;

                  (ii) pay the consideration payable hereunder in accordance with clause 5.1;

                  (iii) execute and deliver to the Vendor, counterparts of those of the Supplemental Agreements to which it is a party.

         (c) The arrangements stated in Schedule 8 with regard to pension entitlements of the Transferring Employees shall be effected.

         (d) Following Completion, the Vendor will use its best endeavours to procure as soon as possible execution by the landlord of a lease of the Ballyclare Property to the Purchaser in terms acceptable to the Purchaser and execution of a licence of the Newbury Property in favour of the Purchaser in terms acceptable to the Purchaser.

         (e) Following Completion, the Vendor will use its best endeavours to procure as soon as possible an assignment by the Department of Economic Development (acting through the Executive of the Industrial Development Board for Northern Ireland) to the Purchaser of the Financial Assistance Agreement dated 8th March 1999 between the said Department and the Vendor and to procure an assignment by the Industrial Research and Technology Unit of the Department of Economic Development of an offer of financial assistance from the said Unit to the Vendor dated 10th April 1997 and accepted by the Vendor on 11th April 1997.

9        VALUE ADDED TAX

9.1 All payments to be made pursuant to this Agreement shall (save where otherwise specifically stated) be taken to be exclusive of VAT (if applicable) and any VAT chargeable in respect of the matters giving rise to such payments shall be added to the amount thereof and paid in addition thereto, subject to the appropriate VAT invoice being furnished by the Vendor.

9.2 The parties acknowledge and agree that it is considered that section 49(1) Value Added Tax Act 1994 ("VATA 1994") and Article 5 of the Value Added Tax (Special Provisions) Order 1995 will apply to the sale and purchase of the Business, so that the transaction is treated as a transfer of a going concern.
         Accordingly:

         (a) the Vendor and the Purchaser shall give such notice of the transfer to HM Customs and Excise as required by law;

         (b) the Vendor shall apply for a direction pursuant to section 49(1)(b) VATA 1994 permitting the retention by the Vendor of all the records of the Business for Value Added Tax purposes which would otherwise be required by the said section 49(1)(b) to be preserved by the Purchaser, provided that if HM Customs and Excise require that such records are delivered to the Purchaser, then the Vendor shall on demand deliver the same to the Purchaser. Whichever party retains the said records shall preserve the records for such period as may be required by law and during that period shall at all reasonable times permit the other parties to this Agreement or their agents to inspect such records and (at the other parties' expense) to take copies of such records;

         (c) the Vendor and the Purchaser shall use all reasonable endeavours to ensure that pursuant to the provisions referred to above the sale of the Business hereunder is treated as neither a supply of goods nor a supply of services for Value Added Tax purposes;

         (d) if, notwithstanding the provisions referred to above, any Value Added Tax shall be payable on the sale hereunder, the Purchaser shall pay to the Vendor such tax on the date of payment thereof by the Vendor, or (if later) delivery by the Vendor to the Purchaser of tax invoices in respect thereof.

         (e) no re-allocation of the Vendor's VAT registration number to the Purchaser shall be applied for.

9.3 If due to default on the part of the Purchaser VAT is charged on any of the Assets being transferred the Purchaser will indemnify the Vendor against payment of any interest or penalties that may become chargeable as a result of not accounting for VAT at the correct time.

10       POST-COMPLETION MATTERS (INCLUDING ANNOUNCEMENTS AND CIRCULARS)

10.1 On Completion, the Vendor and each member of the Unicomp Group shall wholly discontinue carrying on the Business and, for the avoidance of doubt, shall not, following Completion, use any of the business names referred to in Part 1 of Schedule 4, particularly the name ICS, or any abbreviations or derivations of any of those names, to the intent that the Purchaser may carry on and continue the Business in succession to the Vendor and each member of the Unicomp Group as the case may be. In order to assist the Purchaser in the orderly hand-over of the Business to it, the Vendor hereby grants to the Purchaser a non-exclusive, royalty free licence to use the name "Unicomp" in conjunction with any of the Business Names referred to in Schedule 4 to this Agreement for a period of six calendar months from the Completion Date.

10.2 Forthwith after Completion, the Vendor and the Purchaser shall dispatch to the suppliers and to the customers copies of the Business letters in the agreed form set out in Appendix 3.

10.3 Notwithstanding Completion, the Vendor shall from time to time execute and do or procure to be executed and done all documents, acts and things as may be necessary or requisite effectually to vest in the Purchaser the Business and the other Assets hereby agreed to be sold and to give to the Purchaser the full benefit of this Agreement and undertakes with the Purchaser to co-operate with it in granting access to, assessing and reviewing relevant records and data and in negotiating with the Vendor's insurers in relation to pre-completion matters.

10.4 Following Completion, on receipt of any notices, correspondence, information or enquiries (other than anything which relates to taxation) in relation to the Business and/or the Assets hereby agreed to be sold, the Vendor shall forthwith pass the same to the Purchaser.

10.5 Subject to clause 9.2(b) the Vendor hereby undertakes with the Purchaser to preserve all taxation records forming part of the Statutory Records for at least 6 years from the end of the accounting reference period of the Vendor to which they relate and all other Statutory Records for at least two years from Completion. The Vendor shall permit, on reasonable notice and during normal business hours, the Purchaser and/or its agents and professional advisers (including without limitation, its accountants) access to the Statutory Records and the right to inspect the same and make copies thereof (at the Purchaser's expense) for any purpose in connection with or incidental to the Business.

10.6 The parties to this Agreement each undertake to the others to provide to them all such information known to any of them relating to the Business as any of the other parties hereto may reasonably require for the purpose of complying with any requirements of law or those of any governmental, regulatory or other similar body or authority.

10.7 The Purchaser shall for a period of six years from Completion, subject to reasonable prior notice being given, make available for inspection by the Vendor all Records and other documents handed over pursuant to this Agreement and the Vendor shall, with the consent of the Purchaser, which shall not be unreasonably withheld or delayed, be entitled at their own expense to make copies of the same.

10.8 Subject as required by law or by the London Stock Exchange or the Securities and Exchange Commission of the United States of America or by any relevant national or supra-national regulatory authorities, all announcements, circulars, press releases or other form of communication of whatsoever nature to third parties by or on behalf of any of the parties hereto and relating to the sale and purchase hereunder shall be in terms which have been agreed in writing in advance between the parties prior to such announcements, circulars, release or other communications being made, circulated, released or communicated and until such agreement (which shall not be unreasonably withheld or delayed) in writing has been provided, no such announcements, circulars, releases or other communications shall be made, circulated, released or communicated.

11       OUTSTANDING CONTRACTS, DEBTORS AND CREDITORS

11.1 The Purchaser hereby undertakes with effect from Completion to use its reasonable endeavours to complete and discharge in a proper and workmanlike manner all contracts of which the benefit is hereby agreed to be sold to, or the burden is hereby agreed to be assumed by, the Purchaser and further undertakes to indemnify the Vendor against all liabilities, actions, proceedings, damages, costs, claims, demands and expenses brought or made against or incurred by the Vendor in each case by reason of any act, omission, default, neglect or delay by the Purchaser following Completion relating to such contracts.

11.2 In relation to the said contracts, the Warrantors hereby agree to indemnify the Purchaser against all liabilities, actions, proceedings, damages, costs, claims, demands and expenses brought or made against or incurred by the Purchaser in each case by reason of any act, omission, default, neglect or delay by the Vendor or any member of the Unicomp Group prior to Completion.

11.3 The Purchaser shall for a period of twelve months from Completion use all reasonable endeavours to collect as agent for the Vendor all debts and other moneys owing at Completion to the Vendor in respect of the Business and shall from time to time account to the Vendor, and, in any event, at regular intervals not exceeding twenty eight days, in respect of all moneys so received, but so that nothing herein shall be deemed to require the Purchaser to take legal proceedings for the recovery of any such debts or moneys, except at the Vendor's request and at its expense PROVIDED THAT the Purchaser shall not, in so doing, be required to act in a manner which is prejudicial to the Business, particularly the goodwill thereof.

         During the said twelve month period, the Purchaser will also use all reasonable endeavours to allocate monies received by it after Completion to the correct customer account and the Vendor undertakes to do likewise. Every twenty eight days the parties will arrange a settlement between them of monies which have been paid, for whatever reason, into the incorrect bank account.

         In the absence of any evidence as to the intention of the debtor (for instance, if the debtor was making payment in round sums to discharge his indebtedness to both the Purchaser and the Vendor), monies received will be applied first to the debts due to the Vendor which are outstanding at Completion but with the clear understanding that:

         (a) if it is subsequently established that the debtor from whom payment has been received did not intend to settle a debt outstanding to the Vendor and the Purchaser gives the Vendor reasonable prior notice in writing of such situation, the Purchaser has the right to receive immediate repayment of the amount in question from the Vendor or to deduct or set-off that amount from other monies collected by it on behalf of the Vendor;

         (b) in the absence of any evidence of a contrary intention on the part of the debtor, cheques made payable to the Vendor will be lodged to the bank account of the Vendor and cheques made payable to the Purchaser will be lodged to the Purchaser's bank account, there being no intention that unallocated cash received for the Purchaser should be lodged to the Vendor's bank account.

         Following the expiry of the said period of twelve months the collection of such debts shall be solely the responsibility of the Vendor although the Purchaser shall continue to account to the Vendor after that period at least every twenty eight days for moneys owing to the Vendor but received by the Purchaser.

11.4 The Purchaser shall not without the consent of the Vendor, settle, compromise or release any debts owing to the Vendor such consent not to be unreasonably withheld or delayed in circumstances where, in the reasonable opinion of the Purchaser, to do so could impact adversely on the Business and Assets, particularly Goodwill acquired by the Purchaser pursuant to the terms of this Agreement.

11.5 Upon the expiry of the said period of twelve months, the Purchaser shall provide to the Vendor on receipt of prior reasonable notice in writing from the Vendor, extracts or information derived therefrom, from the books of account of the Business or other statements showing debts and other monies owing to the Vendor which have been collected by the Purchaser and all other relevant information which may reasonably be requested by the Vendor relating to the collection of such debts, including any correspondence from debtors.

11.6 The Vendor shall account to the Purchaser for any moneys received by it or any member of the Unicomp Group after Completion on account or in respect of contracts which are not covered by the arrangements referred to in clause 6 relating to apportionment and of which the benefit is hereby agreed to be sold to the Purchaser and which are owing to the Purchaser subsequent to Completion.

11.7 Following Completion, the Vendor shall discharge all creditors and other liabilities of the Business in a manner consistent with that practised by the Vendor during the 12 month period prior to the Completion Date to ensure that the goodwill of any creditors or other third parties towards the Business is not in any way prejudiced or adversely affected. If requested by the Vendor, the Purchaser shall, at the Vendor's expense, discharge on behalf of the Vendor any such creditors and liabilities relating to the period prior to Completion, subject to the Purchaser having been put in funds by the Vendor in advance to enable it to do so.

12       INDEMNITIES

12.1 Each of the Warrantors hereby covenants to pay to the Purchaser by way of an adjustment to the consideration for the purchase of the Business an amount equal to any liabilities, claims, losses, costs and expenses, including (without limitation) penalties and interest payable or incurred or suffered by the Purchaser to the extent that they arise from any of the following and to indemnify the Purchaser accordingly:

         (a) claims from third parties, employees or former employees of the Vendor or any member of the Unicomp Group in respect of financial loss, damage to property and personal bodily injury or disease (including, for the avoidance of doubt, but without prejudice to the generality of the foregoing, repetitive strain injury, stress or passive smoking) where the circumstances giving rise to such claim occur prior to Completion and such claims are not fully covered by insurances taken out by or on behalf of the Vendor prior to Completion;

         (b) claims from third parties in respect of financial loss or damage to property in respect of computer systems, hardware or software sold or supplied in connection with the Business or services provided by the Business prior to Completion arising directly or indirectly from the failure of such systems to recognise date information;

         (c) claims from the Department of Economic Development (acting through the Executive of the Industrial Development Board for Northern Ireland) in respect of any breach by the Vendor prior to Completion of the terms of the Financial Assistance Agreement dated 8th March 1999 between the said Department and the Vendor, a true copy of which is included in Appendix 3 of the Disclosure Bundle attached to the Disclosure Letter;

         (d) claims from the Industrial Research & Technology unit of the Department of Economic Development ("IRTU") in respect of any breach by the Vendor prior to Completion of the terms of an offer of financial assistance issued by IRTU to the Vendor on 10th April 1997 and accepted by it on 11th April 1997, a true copy of which is included in Appendix 3 of the Disclosure Bundle attached to the Disclosure Letter;

         (e) breach of any of the Warranties contained in Schedule 9 paragraph 7--Intellectual Property Rights and paragraph 8-- Year 2000;

12.2 For the avoidance of doubt, it is agreed and acknowledged that the Purchaser's right to recover any amounts due under clause 12.1 above and also the Purchaser's right to recover for any breach of clause 2 of this Agreement shall not be subject to the provisions of Schedule 10 and shall not be qualified or limited in any way by disclosures contained in the Disclosure Letter relating, directly or indirectly, to any of the aforesaid covenants to pay, nor by the fact that the Purchaser has or may be deemed to have actual or constructive knowledge of any matters covered by the said covenants.

12.3 If any amount paid or due to the Purchaser under clause 12.1 gives rise to any liability to taxation, or would (but for the availability of any relief, credit or saving) give rise to such a liability to taxation in the hands of the Purchaser then the amount so paid or due ("the net amount") shall be increased to an amount ("the grossed-up payment") which (after subtraction of the amount of any such liability to taxation which arises, or would but for the availability of any such relief, credit or saving arise, in the hands of the Purchaser with respect to the grossed-up payment) shall equal the net amount.

13       EMPLOYEES

13.1 The Transfer of Undertakings (Protection of Employment) Regulations 1981 ("THE TRANSFER REGULATIONS") apply to the sale and purchase of the Business effected by this Agreement and accordingly:

         (a) the contracts of employment between the Vendor and the Transferring Employees (save insofar as such contracts relate to any occupational pension scheme, pension arrangements being dealt with in accordance with Schedule 8 of this Agreement) shall transfer to the Purchaser with effect from Completion pursuant to the Transfer Regulations; and

         (b) as specified in clause 6.1 above, all wages, salaries and other benefits of the Transferring Employees and all PAYE tax deductions and National Insurance contributions relating thereto shall be discharged by the Vendor in respect of the period up to and including the Completion Date and by the Purchaser thereafter.

13.2 The Warrantors shall indemnify and keep the Purchaser indemnified from and against all claims, demands, actions, proceedings, damages, compensation, tribunal awards, fines, costs, expenses and all other liabilities whatsoever, including, for the avoidance of doubt, but without prejudice to the generality of the foregoing, liabilities relating to accidents or illness, arising out of or connected with any claim or other legal recourse by:

         (a) any of the Transferring Employees which relates to any actual or alleged act or omission of the Vendor or any member of the Unicomp Group (or any other event or occurrence) at any time prior to Completion;

         (b) any trade union or staff association recognised by the Vendor or any member of the Unicomp Group in respect of any of the Transferring Employees which relates to any actual or alleged act or omission of the Vendor or any member of the Unicomp Group (or any other event or occurrence) at any time prior to Completion;

         (c) reason of any failure by the Vendor or any member of the Unicomp Group to comply with the Transfer Regulations prior to Completion;

         (d) reason of any taxation liability, penalties or interest thereon, arising from the employment of any employees or any other person by the Vendor or any member of the Unicomp Group prior to Completion which the Purchaser may incur by virtue of the operation of the Transfer Regulations or by virtue of the operation of the European Communities (Safeguarding of Employees Rights on Transfer of Undertakings) Regulations 1980.

13.3 The parties intend that the Transfer Regulations shall apply only to the Transferring Employees and accordingly the Warrantors undertake to indemnify and keep the Purchaser indemnified from and against all claims, demands, actions, proceedings, damages, compensation, tribunal awards, fines, costs, expenses and all other liabilities whatsoever, including for the avoidance of doubt, but without prejudice to the generality of the foregoing, liabilities relating to accidents or injury arising under or in relation to:

         (a) any contract of employment (including, without prejudice to the generality of the foregoing the termination thereof whether before or after Completion) with; or

         (b) any duty or liability of the Vendor or any member of the Unicomp Group in relation to any matter whatsoever (whether arising before or after Completion) to,

         any of the Non-Transferring Employees or any former, existing or future employee of the Vendor or any member of the Unicomp Group who is not a Transferring Employee and which contract, duty or liability is transferred to the Purchaser under the Transfer Regulations or is alleged by such employee to have been so transferred.

13.4 The Purchaser shall indemnify and keep the Vendor indemnified from and against all claims, demands, actions, proceedings, damages, compensation, tribunal awards, fines, costs, expenses and all other liabilities whatsoever including, for the avoidance of doubt, but without prejudice to the generality of the foregoing, liabilities relating to accidents or illness, arising out of or connected with any claim or other legal recourse by:

         (a) any of the Transferring Employees which relates to any actual or alleged act or omission by the Purchaser at any time after Completion;

         (b) any trade union or staff association recognised by the Purchaser in respect of any of the Transferring Employees which relates to any actual or alleged act or omission of the Purchaser at any time after Completion; or

         (c) reason of any failure by the Purchaser to comply with the Transfer Regulations after Completion.

13.5 In the event that for any reason the contract of employment of any of the Transferring Employees does not, through the operation of the Transfer Regulations, have effect after the Completion Date as if made originally with the Purchaser:

         (a) the Purchaser undertakes forthwith on the Completion Date to offer a contract of employment to commence with immediate effect to any such Transferring Employee on the same terms which would have applied had the Transfer Regulations been applicable to this Agreement and the transfer to be effected hereunder and in all other respects the remaining provisions of this clause 13 shall apply, including, in particular, the arrangements governing pensions referred to in clause 13.9.

13.6 On Completion the Vendor and the Purchaser will join in delivering to each of the Transferring Employees a joint letter from the Vendor and the Purchaser in the agreed form set out in Appendix 4.

13.7 The letters to be delivered under this clause shall be handed personally to those Transferring Employees who are present for work on the date of such delivery and shall be despatched by first-class post to those Transferring Employees who are not so present.

13.8 The Purchaser shall promptly provide to the Vendor in writing such information as will enable the Vendor to carry out its duties under Regulation 10 of the Transfer Regulations.

13.9 Insofar as the Transferring Employees only are concerned, the provisions of Schedule 8 shall apply in relation to the retirement benefit scheme or schemes established for the benefit of the Transferring Employees or in which they shall be offered the opportunity to participate.

14       RESTRICTIVE COVENANTS

14.1 The Warrantors agree with and undertake to the Purchaser and its successors and Permitted Assigns that they will not, whether on their own account, or by any other member of the Unicomp Group or through any of their employees or agents, or through any other person, firm or company or otherwise howsoever, for a period of 4 years from the Completion Date directly or indirectly:

         (a) provide services to or be employed or otherwise engaged or interested in any capacity (whether for reward or otherwise) or give permission to, authorise or licence, directly or indirectly, any third party to provide services or be so employed, engaged or interested in any business which is or is about to be engaged in the manufacture, production, marketing, distribution, handling, sale or supply of the Restricted Products or any of them or the provision or supply of the Restricted Services or any of them in the Prohibited Area in competition with the Business;

         (b) in relation to the Restricted Products or any of them and/or the Restricted Services or any of them, in competition with the Business, solicit or canvass or procure others to do so or otherwise deal with any person, firm, company or other organisation which was a customer of the Business at any time during the period of 12 months prior to Completion or which or whom at Completion was in the process of negotiating to or intending to do business with the Vendor in relation to the Business;

         (c) solicit or entice away, or endeavour or procure others to solicit or entice away from the Purchaser or the Business any person who at Completion was employed or otherwise engaged or retained by the Vendor in relation to the Business as a Director or in a senior sales or managerial capacity , whether or not such person would commit any breach of his contract of employment or terms of engagement by reason of his leaving the service of the Purchaser or terminating any sales or other agency arrangement with the Purchaser or the Business subsisting at Completion;

         (d) (subject only to any legislative or other legal requirement which is binding on the Vendor or any member of the Unicomp Group and which limits their ability to provide the covenant set out in this sub-paragraph (d) in which case the parties agree, in accordance with sub-clause 14.5, that this covenant shall apply to the fullest extent legally permissible but modified as required in accordance with that sub-clause) employ or otherwise engage or retain any person who at Completion or during the period of one year prior thereto was employed or otherwise engaged or retained by the Vendor in relation to the Business in a senior sales or managerial capacity and who by reason thereof is or, in the reasonable opinion of the Purchaser, is likely to be in possession of any Confidential Information relating to the Business which if divulged or used in competition with the Business would be likely to affect in an adverse manner the Business, particularly goodwill.

14.2 The Warrantors agree with and undertake to the Purchaser that they will not at any time after Completion, whether by themselves, any other member of the Unicomp Group, or through their employees or agents or any other person, firm or company or otherwise howsoever:

         (a) in the course of carrying on any trade or business, claim, represent or otherwise indicate any continuing association with the Business or, for the purpose of obtaining or retaining any business or custom, claim, represent or otherwise indicate any past association with the Business;

         (b) without the consent of the Purchaser use, whether for themselves or on behalf of any third party, or (otherwise than where disclosure is required to comply with any legal proceedings, subpoena or other legally binding request for information or any governmental or other regulatory authority and then only to the extent so required) divulge to any third party any Confidential Information relating to the Business, the Restricted Products or the Restricted Services or to the accounts, customers, suppliers, financial or contractual arrangements, transactions or affairs of the Business. The obligations of confidentiality under this sub-clause (b) do not extend to information relating to the Business which is confidential at the date of this Agreement but which hereafter comes into the public domain otherwise than by reason of any default, act, omission or negligence on the part of any member of the Unicomp Group;

         (c) do or say anything at any time which is harmful to the reputation of the Business, the Restricted Products or the Restricted Services or which, as a consequence, is likely to cause any person to reduce the amount of business transacted between that person and the Purchaser or the Business or to seek to change the terms of such business in a manner adverse to the Purchaser or the Business.

14.3 The Warrantors agree with and undertake to the Purchaser that the restrictive covenants herein contained are no greater than is reasonable and necessary for the protection of the value of the Business and, in particular, the goodwill of the Business and the Warrantors agree that having regard to that fact those covenants do not work harshly on them and do not go beyond what is reasonably necessary to protect the legitimate business interests of the Purchaser. The Warrantors hereby acknowledge that they have had the opportunity to take independent advice on the restrictive covenants contained in this clause 14.

14.4 Each covenant and/or undertaking contained in this clause 14 shall be construed as a separate covenant and/or undertaking and if one or more of the covenants and/or undertakings contained in this clause 14 is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining covenants and/or undertakings shall continue to bind the Warrantors.

14.5 If any of the restrictions contained in clause 14.1 and 14.2 shall be held to be void but would be valid if deleted in part or reduced in application, each of such restrictions shall apply with such deletion or modification as may be necessary to make it valid and enforceable. Without prejudice to the generality of the foregoing, if such invalidity arises by reason of the period being excessive, such period (as the same may previously have been reduced by virtue of this clause 14.5) shall take effect as if reduced by six months until the resulting period shall be valid and enforceable.

14.6 The Warrantors hereby agree with and undertake to the Purchaser that they will at the request of the Purchaser or any Permitted Assignee of the Purchaser enter into a direct agreement or undertaking with any other company or companies in any Group of which the Purchaser is a member whereby they will accept restrictions and provisions corresponding to the restrictions and provisions herein contained (or such of them as may be appropriate in the circumstances) in relation to the Business, the Restricted Products and the Restricted Services in the Prohibited Area for such period or periods not exceeding the unexpired residue of the periods specified in this clause 14 at the time such direct agreement or undertaking is entered into and then only as may reasonably be required for the protection of the legitimate business interests of the Purchaser or any such other company or companies in any Group of which the Purchaser is a member.

14.7 The Warrantors hereby agree and undertake with the Purchaser that they shall ensure that any sale of a controlling interest in the share capital of the Vendor or of any of the business or undertaking or a substantial part thereof of it or of any other company subsidiary undertaking associate division or business owned or controlled by any member of the Unicomp Group to:

         (a) any third party which is not at that time already engaged in activities in the Prohibited Area which compete with the Business shall be subject to a condition that such third party shall not, in competition with the Business for such period or periods not exceeding the unexpired residue of the periods specified in Clause 14.1 engage in the Prohibited Area in any trade or business or be associated with any person firm or company engaged in any trade or business which is in competition with the Business or which uses the name "ICS" in the Prohibited Area in competition with the Business or engage in the Prohibited Area in any trade or business or be associated with any person firm or company engaged in any trade or business manufacturing producing distributing selling marketing or supplying any of the Restricted Products or providing any of the Restricted Services in competition with the Business; or

         (b) any third party which is at that time already engaged in activities in the Prohibited Area which compete with the Business shall be subject to a condition that such third party shall not in competition with the Business for such period or periods not exceeding the unexpired residue of the periods specified in Clause 14.1 engage in the Prohibited Area in any trade or business which uses the name "ICS" in the Prohibited Area or otherwise during such period be engaged, or be associated with any person firm or company engaged, in the Prohibited Area in any trade or business manufacturing producing distributing selling marketing or supplying any of the Restricted Products or providing any of the Restricted Services in competition with the Business:

                  and that, in respect of the unexpired residue of such periods any such party will impose the same conditions on any of its assignees or successors on any sale disposal or similar transaction to which it may subsequently be a party and the Warrantors shall indemnify the Purchaser against any losses claims damages or expenses which it may incur by virtue of the Warrantors failing to fully observe and perform the obligations contained in this clause 14.7.

14.8 It is agreed by the parties that all references to the Prohibited Area in sub-clauses 14.1 to 14.7 inclusive shall for the purposes of this clause 14 exclude the Republic of Ireland and shall be interpreted in accordance with Northern Irish law. Sub-clauses 14.9 - 14.12 below apply exclusively to the Republic of Ireland and shall be interpreted in accordance with Irish law.

14.9 The Warrantors agree with and undertake to the Purchaser and its successors and Permitted Assigns that they will not, whether on their own account, or by any other member of the Unicomp Group or through any of their employees or agents, or through any other person, firm or company or otherwise howsoever, for a period of 2 years from the Completion Date directly or indirectly:

         (a) provide services to or be employed or otherwise engaged or interested in any capacity (whether for reward or otherwise) or permit, authorise or licence, directly or indirectly, any third party to provide services or be so employed, engaged or interested in any business which is or is about to be engaged in the manufacture, production, marketing, distribution, handling, sale or supply of the Restricted Products or any of them or the provision or supply of the Restricted Services or any of them in the Republic of Ireland in competition with the Business;

         (b) in relation to the Restricted Products or any of them and/or the Restricted Services or any of them, in competition with the Business, solicit or canvass or procure others to do so or otherwise deal with any person, firm, company or other organisation which was a customer of the Business in the Republic of Ireland at any time during the period of 12 months prior to Completion or which or whom at Completion was in the process of negotiating to or intending to do business with the Vendor in relation to the Business in the Republic of Ireland;

         (c) solicit or entice away, or endeavour or procure others to solicit or entice away from the Purchaser or the Business any person who at Completion was employed or otherwise engaged or retained by the Vendor in relation to the Business in the Republic of Ireland as a Director or in a senior sales or managerial capacity, whether or not such person would commit any breach of his contract of employment or terms of engagement by reason of his leaving the service of the Purchaser or terminating any sales or other agency arrangement with the Purchaser or the Business subsisting at Completion;

         (d) (subject only to any legislative or other legal requirement which is binding on the Vendor or any member of the Unicomp Group and which limits their ability to provide the covenant set out in this sub-paragraph (d) in which case the parties agree, in accordance with sub-clause 14.11, that this covenant shall apply to the fullest extent legally permissible but modified as required in accordance with that sub-clause) employ or otherwise engage or retain any person who at Completion or during the period of one year prior thereto was employed or otherwise engaged or retained by the Vendor in relation to the Business in the Republic of Ireland in a senior sales or managerial capacity and who by reason thereof is or, in the reasonable opinion of the Purchaser, is likely to be in possession of any Confidential Information relating to the Business which if divulged or used in competition with the Business would be likely to affect in an adverse manner the Business, particularly goodwill.

14.10 The provisions of clauses 14.2, 14.3 and 14.4 above shall apply to that part of the Business which is conducted in the Republic of Ireland mutatis mutandis as if set out in full in this sub-clause.

14.11 If any of the restrictions contained in clauses 14.2 and 14.9 shall be held to be void but would be valid in the Republic of Ireland if deleted in part or reduced in application, each of such restrictions shall apply with such deletion or modification as may be necessary to make it valid and enforceable. Without prejudice to the generality of the foregoing, if such invalidity arises by reason of the period being excessive, such period (as the same may previously have been reduced by virtue of this clause 14.11) shall take effect as if reduced by six months until the resulting period shall be valid and enforceable.

14.12 The provisions of clauses 14.6 and 14.7 above shall apply to that part of the Business which is conducted in the Republic of Ireland mutatis mutandis as if set out in full in this sub-clause but:

         (a) in the case of clause 14.6 with the deletion of the words "the Prohibited Area" in line seven and the substitution therefor of the words "the Republic of Ireland" and after the figure 14 in line eight adding in the words "in relation to the Republic of Ireland";

         (b) in the case of clause 14.7 with the deletion of the words "Prohibited Area" where they appear and the substitution therefor in each case of the words "the Republic of Ireland".

15       RESTRICTIVE TRADE PRACTICES ACT 1976

         No provision by virtue of which this Agreement or any agreement or arrangement of which this Agreement forms part is subject to registration under the Restrictive Trade Practices Act 1976 shall take effect until the day after the date on which particulars required by that Act to be furnished to the Director General of Fair Trading in respect of this Agreement or of the agreement or arrangement of which it forms part have been furnished to him in accordance with that Act.

16       REPRESENTATIONS AND WARRANTIES

16.1     In consideration of the Purchaser entering into this Agreement:

         (a) the Warrantors hereby acknowledge that they have represented to the Purchaser (for itself and as trustee for its successors in title):

                  (i)      (subject to clause 16.2) in the terms set out in
                           Schedule 9; and

                  (ii) that any statement in Schedule 9 which is qualified as being made "so far as the Warrantors are aware" or "to the best of the knowledge, information and belief of the Warrantors" or any similar expression has been so qualified after due diligent and careful enquiries by the Warrantors (including enquiry of the executive directors, company secretary, general managers, financial controller, taxation manager and personnel manager of the Vendor and the accountants, solicitors, tax advisers and insurance brokers who act, or at the relevant time acted, for the Vendor) and that the Warrantors have used all reasonable endeavours to ensure that all information given, referred to or reflected in that statement is accurate.

16.2     (a)      The Warranties are qualified to the extent, but only to the extent, of those matters fully and fairly disclosed in the Disclosure Letter and for this purpose "fully and fairly disclosed" means disclosed in such manner and in such detail as to enable a reasonable purchaser to make an informed and accurate assessment of the matter concerned.

         (b)      Each of the paragraphs in Schedule 9:

                  (i) shall be construed as a separate and independent representation and/or warranty; and

                  (ii) save as expressly otherwise provided in this Agreement, shall not be limited by reference to any other paragraph in Schedule 9 or by any other provision of this Agreement.

                  and the Purchaser shall have a separate claim and right of action in respect of every Relevant Breach of each such representation or warranty.

16.3 The Warrantors agree with the Purchaser (for itself and as trustee for the Transferring Employees):

         (a) that the giving by the Transferring Employees to the Warrantors or their agents or advisers of any information or opinion in connection with the Warranties or the Disclosure Letter or otherwise in relation to the business or affairs of the Business or in connection with the negotiation and preparation of this Agreement or the Disclosure Letter shall not be deemed a representation, warranty or guarantee to the Warrantors of the accuracy of such information or opinion;

         (b) to waive any right or claim which they may have against the Transferring Employees for any error, omission or misrepresentation in any such information or opinion; and

         (c) that any such right or claim shall not constitute a defence to any claim by the Purchaser under or in relation to this Agreement (including the Warranties).

17.      CLAIMS FOR MISREPRESENTATION AND BREACH OF WARRANTY OR UNDERTAKING

17.1     (a)      If the effect of the Relevant Breach is that:

                  (i) any Asset of the Business acquired by the Purchaser pursuant to the terms of this Agreement is extinguished or is worth less than its value would have been if the Relevant Breach had not occurred; or

                  (ii) the Business is or will be under a liability or an increased or substituted liability for which the Purchaser is liable by virtue of the terms of this Agreement and which would not have existed if the Relevant Breach had not occurred; or

                  (iii) there does not accrue to the Purchaser or the Business some benefit, gain or profit which could reasonably have been expected to accrue to the Purchaser or the Business if the Relevant Breach had not occurred, the Purchaser shall be entitled by notice in writing given to the Warrantors or the Vendor's Solicitors at any time after Completion to require the Warrantors to make good the resultant loss to the Purchaser either (at the Purchaser's option) by the payment in cash to the Purchaser of an amount equal to the amount by which in consequence of the Relevant Breach the value of the Business falls short of the value it would have had if the Relevant Breach had not occurred or by the payment in cash to the Purchaser of the appropriate sum (as defined in clause 17.2).

         (b) If any amount paid or due to the Purchaser under clause 17.1(a) gives rise to any liability to taxation, or would (but for the availability of any relief, saving or credit) give rise to a liability to taxation in the hands of the Purchaser then the amount so paid or due ("the net amount") shall be increased to an amount ("the grossed-up payment") which (after subtraction of the amount of any liability to taxation which arises or would but for the availability of any relief, saving or credit arise, in the hands of the Purchaser with respect to the grossed-up payment) shall equal the net amount.

17.2     For the purposes of clause 17.1(a) "THE APPROPRIATE SUM" means:

         (a) if the effect of the Relevant Breach is as stated in clause 17.1(a)(i), the amount by which the value of the Assets acquired by the Purchaser pursuant to the terms of this Agreement falls short of the value they would have had if the Relevant Breach had not occurred; or

         (b) if the effect of the Relevant Breach is as stated in clause 17.1(a)(ii), the amount by which the liabilities assumed by the Purchaser pursuant to the terms of this Agreement exceed what would have been their amount if the Relevant Breach had not occurred; or

         (c) if the effect of the Relevant Breach is as stated in clause 17.1(a)(iii), an amount equal to the capitalised value of any such benefit, gain or profit as is mentioned in that clause which could reasonably have been expected to accrue to the Purchaser or the Business if the Relevant Breach had not occurred but which does not accrue to it in the circumstances specified in that clause, plus in each case such additional amount (if any) as may be necessary to put the Purchaser into the same position in financial terms as would have existed if there had been no such breach.

17.3 The amount of the loss suffered by the Purchaser in consequence of any Relevant Breach as measured by any of the payments which the Purchaser is entitled to require to be made under clauses 17.1 and 17.2 shall be deemed to have been within the contemplation of the parties on entering into this Agreement.

17.4 The rights and remedies conferred on the Purchaser under this Agreement are cumulative and are additional to, and not exclusive of, any rights or remedies provided by law or otherwise available at any time to the Purchaser in respect of any Relevant Breach (including but not limited to the right to damages for any loss or additional loss suffered by the Purchaser).

17.5     (a)      The Purchaser shall be entitled to make a claim or
                  exercise any right of action after Completion in respect of any Relevant Breach whether or not the matter giving rise to the claim or right was known to or discoverable by the Purchaser before Completion;

         (b) The Purchaser's right or ability to claim damages, compensation or other relief in respect of any Relevant Breach shall not be affected or limited, and the amount recoverable shall not be reduced, on the grounds that the Purchaser may before Completion have had actual, constructive or implied knowledge of the matter giving rise to the claim; and

         (c) Without prejudice to the generality of clause 17.5(a) and 17.5(b) the rights and remedies of the Purchaser shall not be affected or limited in any way by any investigation made by or on behalf of the Purchaser into the Business or any report on the Business prepared at the instance of or made available to the Purchaser.

17.6 The Warrantors undertake to indemnify the Purchaser against any costs (including legal costs on an indemnity basis), expenses and other liabilities (together with any VAT thereon which is not recoverable by the Purchaser) which the Purchaser may reasonably incur, either before or after the commencement of any action, in connection with:

         (a) the settlement of any claim by the Purchaser that there has been a Relevant Breach;

         (b) any legal proceedings in which the Purchaser claims that there has been a Relevant Breach and in which judgement is given for the Purchaser; or

         (c)      the enforcement of any such settlement or judgement.

18       TIME OF THE ESSENCE

18.1 Any time, date or period mentioned in this Agreement may be extended by mutual agreement between the parties hereto or otherwise as provided herein, but, as regards any time, date or period originally fixed or so extended as aforesaid, time shall be of the essence.

19       CONTINUING EFFECTS OF THIS AGREEMENT

19.1 All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already fully performed.

19.2 This Agreement shall be binding on and shall enure for the benefit of each party's successors and Permitted Assigns (as the case may be).

19.3 This Agreement, (or any of the rights or obligations under it), is not assignable by any of the parties hereto without the prior consent in writing of each of the other parties PROVIDED THAT the Purchaser may assign the benefit of it, subject to the burdens hereunder, to any company which is a member of the same Group as at the date hereof as the Purchaser but if such permitted assignee shall at any time thereafter leave that Group, it shall, on so leaving, reassign the benefit of this Agreement, subject to the said burdens, to another company or companies which are, at that time, still members of the same Group as the Purchaser.

20       RELEASES, ETC., BY THE PURCHASER

20.1 Any liability to the Purchaser under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by the Purchaser in its absolute discretion as regards the Vendor or the Warrantors under such liability without in any way prejudicing or affecting the Purchaser's rights against the others of them in respect of the same or a like liability, whether joint and several or otherwise.

20.2 No exercise or failure to exercise or delay in exercising any right, power or remedy by any party hereto shall, unless otherwise agreed in writing by such party, constitute a waiver by that party of any such right, power or remedy or of any other right, power or remedy arising under this Agreement or otherwise.

21       OTHER PROVISIONS

21.1 This Agreement (together with all documents which are required by its terms to be entered into by the parties or any of them and all other documents which are in the agreed form and/or are entered into by the parties or any of them in connection with this Agreement) sets out the entire agreement and understanding between the parties or any of them in connection with the Business and the sale and purchase described herein.

21.2 No purported variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each of the parties hereto.

21.3 At all times after the date of this Agreement each party shall where appropriate itself execute and use all reasonable endeavours to procure that any necessary third party shall execute such documents and do such acts and things as any other party may reasonably require for the purpose of giving to that other party the full benefit of those provisions of this Agreement as are for the benefit of such other party.

21.4 If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement, but the enforceability of the remainder of this Agreement shall not be affected.

21.5 This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

22       NOTICES

22.1 Except as otherwise provided in this Agreement, every notice under this Agreement shall be in writing and shall be deemed to be duly given if it (or the envelope containing it) identifies the party to whom it is intended to be given as the addressee and:

         (a) it is delivered by being handed personally to any one of the Directors or the Secretary of the addressee); or

         (b) it is delivered by being left in a letter box or other appropriate place for the receipt of letters at the addressee's authorised address; or

         (c) the envelope containing the notice is properly addressed to the addressee at its authorised address and duly posted by first class mail or express or other fast postal service or registered post (or by airmail registered post if overseas) or the notice is duly transmitted to that address by facsimile transmission, and, in proving the giving or service of such notice, it shall be sufficient to prove that the notice was duly given within the meaning of this clause 22.1.

22.2 A notice sent by post (or the envelope containing it) shall not be deemed to be duly posted for the purposes of clause 22.1(c) unless it is put into the post properly stamped or with all postal or other charges in respect of it otherwise prepaid.

22.3 For the purposes of this clause 22 the authorised address of the Warrantors (or any of them) shall be the address of the Vendor's Solicitors or (in the case of notices transmitted by facsimile transmission) the facsimile number of the Vendor's Solicitors and the authorised address of the Purchaser shall be the address of its registered office for the time being or (in the case of notices transmitted by facsimile transmission) its facsimile number at that address.

22.4 Any notice duly given within the meaning of clause 22.1 shall be deemed to have been both given and received:

         (a) if it is delivered in accordance with clause 22.1(a) or 22.1(b), on such delivery;

         (b) if it is duly posted or transmitted in accordance with clause 22.1(c) by any of the methods there specified, on the second (or, when sent airmail, fifth) business day after the day of posting or (in the case of a notice transmitted by facsimile transmission) upon receipt by the sender of the correct answerback or transmission report.

22.5 For the purposes of this clause 22 "notice" shall include any request, demand, instructions or other document

23       CHOICE OF LAW, SUBMISSION TO JURISDICTION AND ADDRESS FOR SERVICE

23.1 This Agreement (other than sub-clauses 14.9 - 14.12 inclusive which shall be governed by and interpreted in accordance with Irish law) shall be governed by and interpreted in accordance with Northern Ireland law.

23.2 The parties hereby submit to the exclusive jurisdiction of the High Court of Justice in Northern Ireland.

23.3 Each of the Warrantors hereby irrevocably authorises and appoints the Vendor's Solicitors to accept service of all legal process arising out of or connected with this Agreement and service on the Vendor's Solicitors shall be deemed to be service on the party concerned.

24.      COSTS

         Each party hereto shall pay the costs and expenses incurred by it in connection with the entering into and completion of this Agreement.

25.      STAMP DUTY

         The Purchaser shall pay any stamp duty payable on this Agreement.


IN WITNESS whereof this Agreement has been entered into as a Deed the day and year first above written

                                   SCHEDULE 1

                                 The Properties

                                     PART A

                              Leasehold Properties


-------- ----------------- ------------- ------------------- ------------------ ------------------------ ---------------- ----------

NUMBER   DESCRIPTION       PROPRIETOR    DATE OF LEASE       PARTIES TO LEASE   TERM AND RENT            OCCUPIER(S)      ACTUAL USE
-------- ----------------- ------------- ------------------- ------------------ ------------------------ ---------------- ----------

[1]      205 Airport Road  ICS Unicomp   22nd March 1996     The Belfast        125 years from and       ICS Unicomp      Office
         West, Belfast     Limited                           Harbour            including 9th January    Limited
                                                             Commissioners      1995 at an annual rent
                                                             (1) and I.C.S.     of L12,000 subject to
                                                             Computing          review
                                                             Limited (2)



-------- ----------------- ------------- ------------------- ------------------ ------------------------ ---------------- ----------


[2] Ballynure Road, Ballyclare occupied by an associated company of the Vendor, C.I. Computer Software Limited.

                                     PART B

                                Newbury Property

By licence dated 13th June 1997 granted by Job Creation Limited to the Vendor, the Vendor was granted the right to share with Job Creation Limited the use of offices at Wessex House, 22 Oxford Road, Newbury, Berkshire, RG14 1PA at a fee of L1,050 plus VAT per month. The licence is determinable by three months notice by either party, to expire at the end of any calendar month.

                                     PART C

                     SALE OF THE AIRPORT ROAD WEST PROPERTY


1.       GENERAL CONDITIONS OF SALE

         The sale of the Property is subject to the General Conditions of Sale of the Law Society of Northern Ireland (3rd Edition Revised) ("the General Conditions") insofar as the same are applicable to the sale by private treaty and are not varied or are inconsistent with the expressed terms of this Agreement and the following General Conditions shall be amended/deleted as follows:-

         1.1      General Condition 10.5 shall not apply.

         1.2      General Condition 15.7 shall not apply.

         1.3 In General Condition 16.1(a) the rate of 2% above Bank of Ireland Base Lending Rate in lieu of the rate of interest therein specified shall apply.

         1.4 In General Condition 19.3 the period of 14 working days after the date of service of the notice shall apply in lieu of the period of 5 working days therein specified.

         1.5 In General Condition 4.1 the following words shall be deleted "other than those apparent on inspection of the property".


2.       SPECIAL CONDITIONS

         2.1 The title to the Property shall commence with the Indenture of Fee Farm Grant dated 1942 between The Kings Most Excellent Majesty of the first part, the Minister of War Transport of the second part and The Belfast Harbour Commissioners of the third part.

         2.2 This Agreement shall be conditional upon the Vendor furnishing the Purchaser's Solicitors on completion with an assignment or assignments in a form or forms reasonably acceptable to the Purchaser's Solicitors, of the benefit of the contracts and certificates in relation to the construction of the buildings at the Property from the consultants and contractors used by the Vendor to the Purchaser.

         2.3 The Vendor warrants as at the date of formation of this Agreement that it has not in respect of the Property elected under paragraph 2 Schedule 10 of the VAT Act 1994 or otherwise to waive the exemption to pay VAT and undertakes with the Purchaser not so to do.

         2.4 This Agreement shall be conditional upon the Vendor producing to the Purchaser's Solicitors before completion a copy of the Landlord's written consent to the change of use of the Property from warehousing, showroom and ancillary offices to office accommodation and a copy of the Agreement for Lease in relation to the Property.

         2.5 This Agreement shall be conditional upon the Vendor obtaining the consent of The Belfast Harbour Commissioners to the Assignment of the Property to the Purchaser.

                                   SCHEDULE 2

              APPORTIONMENT OF THE CONSIDERATION FOR THE PROPERTIES


1.       205 Airport Road West, Belfast              L739,217

2.       Ballyclare                                  L nil

3.       Newbury                                     L nil

                                                 ------------

                                            TOTAL =  L739,219

                                   SCHEDULE 3

                     Assets being sold (exclusive of assets comprised in schedules 1, 4 and 5)

         (1)               (2)
         NO.               ASSETS

         1. the goodwill of the Business and the benefit of the Supplemental Agreements

         2.         the Stocks

         3. the benefit of any sums to which the Vendor or any member of the Unicomp Group are entitled from third parties or insurers in respect of damage or injury caused to the Properties or other Assets comprised in the Business, except to the extent of sums expended prior to Completion in making good such damage or injury

         4. all drawings, patterns, designs, record (including customer and supplier records), technical advertising, sales specifications, publications and other material relating to or used in connection with the Business

         5. the plant, machinery and equipment and all fixed assets of the Business included in the fixed asset/plant register contained in the copy of the Management Accounts which is included in Appendix [1] not otherwise referred to specifically in Schedule 1 or elsewhere in this Schedule

         6.         all  office   furniture  and  office   equipment   used  in
                    connection with the Business

         7.         the motor vehicles (if any) owned by the Vendor

         8. any other tangible personal property relating to the Business

         9. all inventions, discoveries, improvements, designs, techniques or other information and all marks or get up relating to or used exclusively in connection with the Business

                                   SCHEDULE 4

                          INTELLECTUAL PROPERTY RIGHTS


1.       BUSINESS NAMES

         ICS
         ICS Computing Limited
         ICS Computing Group Limited
         Independent Computer Services Limited

         Distributex
         DTX
         DTX Business systems

2.       OTHER IP RIGHTS

         Patents, Trade Marks, Registered Designs, Copyright (including copyright in all drawings, plans, specifications, designs and computer software owned by the Vendor or any other member of the Unicomp Group) and used in or for the purposes of the Business and all Know-how and Confidential Information so owned and used.


         ALL RIGHTS WHICH THE VENDOR HAS, WHETHER AS PROPRIETOR OR LICENSEE IN RESPECT OF THE FOLLOWING SOFTWARE PACKAGES USED BY IT IN THE COURSE OF THE BUSINESS.

         Distributex Software System
         Unipims System (including, all ideas, knowledge, concepts or techniques relating to features added to Version 2 of Unipims HR which have been developed or funded by the Vendor)
         Max Manufacturing System
         Hermes Payroll and Personnel System
         Recital
         Uniface
         Di-Divers
         IQ Objects
         Bespoke software developed by ICS for its client base

                                   SCHEDULE 5
                             Agreements and licences

                         PART A - THE LEASING AGREEMENTS


Registration  Contract        Finance     Agreement             Monthly         Car
Number        Company         Company     Number                Repayment

CCZ 6827       FF             TBA         TBA                   492.32          Volvo S70 2.4
IAZ 7087       FF             L&U         077887 39021017       379.52          Rover 620
IAZ 7773       RFS            RFS        28 949 25 502268       328.34          Renault Laguna RTd 2.2
JAZ 1660       RFS            RFS        28 949 25 502276       298.00          Renault Laguna RT 1.8
JAZ 5278       RFS            RFS        28 949 25 502608       269.76          Peugeot 306 XR TD 1.9
JAZ 5780       RFS            RFS         7 949 25 501449       380.82          Renault Laguna RTd 2.2 Est
JAZ 7135       FF             L&U         077887 39021033       309.00          Renault Laguna RTd 2.2
JAZ 7521       FF             L&U        28 949 25 500877       273.77          Renault Laguna RT 1.8
KAZ 1694       FF             L&U         077887 49021036       337.22          Renault Laguna RT 2.0
KAZ 1696       FF             L&U         77887 390210515       329.00          Renault Laguna RTd 2.2 Family
KAZ 4835       FF             L&U         077887 49021028       304.32          Renault Laguna RNd 2.2
KAZ 5586       CC             WOODC             NI0004340       370.13          Ford Galaxy 1.9TD Aspen
KAZ 6974       FF             L&U         077887 49021015       337.22          Peugeot 406 LX
NBZ 9288       RFS            RFS        28 949 25 502284       330.28          Renault Laguna RT 2.0
OAZ 3937       CC             Wood Fin                          316.08          Renault Laguna RTd 2.2 Family
OBZ 1613       RFS            RFS        28 94 925 502543       350.91          Renault Laguna RT 2.0
OBZ 2973       RFS            RFS        28 94 925 502586       303.09          Renault Laguna RT 2.0 Family
OBZ 2974       RFS            RFS        28 94 925 502594       303.09          Renault Laguna RT 2.0 Family
OBZ 3737       FF             L&U         077887 38121018       528.75          Jeep Cherokee 4.0 Limited
OBZ 4207       FF             L&U         77887 3902104/1       309.02          Renault Laguna RT 2.0
RAZ 6972       Agnew Cort     L&U           1155558121013       574.89          BMW 520i SE
RIL 5577       FF             NAF            062 521 7301       491.16          BMW 520i
TAZ 6068       FF             L&U                39021025       313.73          Renault Laguna RT 2.0
TAZ 6069       FF             L&U         077887 39021076       391.28          Renault Laguna RT 2.0
TAZ 8435       FF             L&U           1155539021033       280.82          Vauxhall Vectra ArticII
UAZ 1612       FF             L&U         976695 39021076       322.84          Peugeot 406 LXdt
UAZ 6496       CC             Wood Fin          NI0105650       293.91          Rover 414Si 16v
UAZ 8129       CC             Wood Fin          NI0105612       381.87          Seat Alhambra
V816 FJB       RFS            RFS          0790125 500693       372.17          Renault Laguna 2.0 Alize Family


EQUIPMENT                                  AGREEMENT NO./          FINANCE                  QUARTERLY
                                           REFERENCE               COMPANY                  PAYMENT L

Canon NP6030 Photocopier                   405195                  Anglo Financial             503.50
BT - Meridian Telephone System             NAC 0082539             British Telecom            1348.85
Alpha Server (Medusa)                      98LSA1063-01            DLL Technology             2881.74
Alpha Server (JKL)                         95IRI047                DECLease                   2300.00
Alpha Server (CPL. Cawoods, Heat)          16/113/23/500420        Capital Bank               4598.00

                            PART B - OTHER AGREEMENTS


                               SUPPLIER CONTRACTS


ICS Computing Limited and Target Computer Group Limited
C I Computers Software Limited and ICS Unicomp Limited
Recital Corporation and ICS Computing Limited
Compuware Limited and ICS Unicomp Limited
Systems Options Limited and ICS Unicomp Limited
Information Advantage Software Limited and ICS Unicomp Limited
Manufacturing Control Systems Limited and ICS Computing Limited


                                CLIENT CONTRACTS


Securicor Information Systems Limited and ICS Unicomp Limited
Eurodis Electron Plc and CEM Computers Limited
ICS Computing Group Limited and Anglo Coal Limited (CS400)
ICS Unicomp Limited and CPL Distribution Limited (CS400)
ICS Computing Group Limited and British Fuels Limited (CS331)
ICS Unicomp Limited and Ulster Carpet Mills Limited
ICS Computing Limited and Ulster Carpet Mills Limited (CS262; CS262/2; CS262/3; CS262/4)
ICS Computing Limited and Northern Ireland Airports Limited (CS300; CS300/2; CS300/4; CS300/5)
Northern Ireland Electricity and ICS Unicomp Limited (NIE 01/MPS)
Northern Ireland Electricity and ICS Unicomp Limited (NIE 02/MPS)
W D Irwins and [ ICS ]
Cawoods of NI and ICS Unicomp Limited
ICS Unicomp Limited and Cawoods of NI (CS294; RC288; DX255; VX250; SL313-1; SL314-1; SL315-1; SL316-1)
ICS Computing Limited and Kingspan Building Products Limited (CS370)
Government Purchasing Agency for use by Forensic Science Agency of Northern Ireland
(NIO Tender number 0172 with ICS Unicomp Limited)
(NIO Tender number 0130 with ICS Computing Limited)

                                   SCHEDULE 6

                  Assets of the Business excluded from the sale

1. All book and other debts owing to the Vendor or any member of the Unicomp Group at Completion, all amounts owing to the Vendor in respect of all goods despatched and services provided and invoiced on or before Completion and all cheques, notes, securities, deposits and bills receivable by the Vendor in respect of the period prior to Completion.

2. Any cash in hand and at bank, any cheques, bills, notes, securities and any other debtors of the Vendor.

3. Any amounts recoverable by the Vendor in respect of Taxation paid or payable by the Vendor in connection with matters or events occurring before the Completion Date.

4. The name "UniComp", but subject to the licence to use that name referred to in clause 10.1 of this Agreement.

                                   SCHEDULE 7

                                   EMPLOYMENT
                           THE TRANSFERRING EMPLOYEES


Acheson, Kenneth W                       Ferguson, Margaret                         Lane, Edward
Adams, Des                               Fields, Aidan                              Lane, Timothy
Anderson, Philip G R                     Foreman, Pamela                            Lapsley, David R
Armstrong, Eugene G                      Fox, Vernon                                Lockhart, John
Ayerst, David                            Galbraith, Maureen                         Lyttle, Glynnis V
Bailie, M Anne                           Geddis, Margaret                           Magee, Desmond A
Black, Joseph                            Gilmore, John                              Mawhinney, David D
Bodey, Jan                               Greenaway, Barbara                         Maxwell, Phyllis
Boyle, Anne                              Greenwood, Herbie                          McAuley, Katrina M
Brown, Deborah A                         Hamill, Nicola M                           McCahon, Paul
Burke, Leslie                            Hamilton, Conor                            McCann, Marcella
Caldwell, Mark                           Harvey, Beverley                           McCartney, David
Campbell, Ross                           Hendry, Susan H                            McClean, Thomas
Carlisle, Nicola                         Hill, Brian J                              McCleary, George
Cathcart, John                           Ireland, Gordon                            McClure, Philip
Coey, M Elizabeth                        Irwin, Roy E                               McClurg, E M (Lynn)
Connolly, Dominic                        Johnston, Michelle                         McCorkell, Pat
Cunningham, Joanne                       Johnston, Ryan                             McCormick, Mervyn H
Donnelly, Daphne                         Kane, Sonia                                McCreery, Gordon
Downey, Gerard                           Kee, Joanne                                McCullough, Miriam
English, Dori-Anne                       Kennedy, Jerry J                           McDonnell, Karen J
Erskine, Mervyn                          Kerlin, Shane A                            McHenry, Carson
Farr, Nigel D                            Kirk, Donna                                McIlwaine, L Joan
Farr, Stephen E                          Kirk, Roberta G                            McIlwaine, Johnathan N
McIlwaine, Stephen A                     McMurray, Lara                             McPolin, Kevin
Miligan, Des                             Milliken, Isabel A                         Montgomery, Barbara
Montgomery, Leslie                       Moore, Adrian T                            Mullan, David
Murdoch, Jack                            Murphy, Niall J                            Murphy, Raymond P
Nixon, David                             O'Hanlon, Patrick                          O'Kane, Barbara
Oliver, Barbara                          O'Neill, Briege                            O'Neill, Mary
O'Regan, Anne-Marie                      Patterson, Clare L                         Prentice, Christine
Prentice, Stacey                         Quirey, Jacqueline                         Roberts, E Ann
Scullion, Robert                         Shields, Paul                              Sloan, Janet
Stephenson, Marie J                      Stevenson, Denis R                         Stirling, C John
Stubbs, Hilary F                         Tallon, Claire                             Tate, Trevor A
Timoney, Una M                           Topping, I D                               Tosh, Caroline D
Towe, I Neil G                           Tuxworth, Charles H                        Williamson, Alan
Wonlahan, Gregory                        Wright, H (Bertie)                         Young, Karen M
Hill, Etta Patricia                      Cavuturu, Sakada                           Gee, Paul
Mullan, David                            Gutierez, Fernando                         Hall, Nicola
Hendry, Susan

                                   SCHEDULE 8

                              PENSION ARRANGEMENTS

                                     PART I

1.       Definitions

         In this Part I of this Schedule:-

         1.1      "Actuary's Letter"                          means  the  letter  dated  29th  November  1999  from
                                                              Brian  Spence to Jim Todd  which is the  appendix  in
                                                              this Schedule.

         1.2      "Actuary"                                   means  a  Fellow  of  the  Institute  or  Faculty  of
                                                              Actuaries   or  such   Fellows   or  a   company   or
                                                              partnership  which is making  available the advice of
                                                              such a  Fellow  and  which  has  such  Fellow  as its
                                                              director, partner or employee.

         1.3      "ICS' Actuary"                              means  Brian  Spence  or  any  other  actuary  as the
                                                              Vendor may retain for the  purposes of this  Schedule
                                                              and notify to the Purchaser;

         1.4      "ICS Scheme"                                means the Unicomp Final Salary  Scheme  governed by a
                                                              Definitive   Trust  Deed  dated  19th  August   1996,
                                                              supplemental  to an  Interim  Trust  Deed  dated  3rd
                                                              July 1990;

         1.5      "Life Cover Employees"                      means such of the  Transferring  Employees who at the
                                                              Completion  Date are then  members  of the ICS Scheme
                                                              for death-in-service benefits only;

         1.6      "Payment Date"                              means the date which is the later of:

                                                              (i)      14 days after the Basic Transfer Amount is
                                                                       determined  in  accordance  with Clause 3.1
                                                                       or in accordance with  Clause 6 (or such other
                                                                       date as the Vendor and the Purchaser may agree
                                                                       in writing);

                                                              (ii)     the date on which any required consent forms
                                                                       are returned from all members;

                                                              (iii)    the date on which the contracting out



                                       46


                                                                       certificate is received; or

                                                              (iv)     the date on which any necessary consents are
                                                                       received from the Board of the Inland Revenue;

         1.7      "Pensionable Employees"                     means such of the  Transferring  Employees who at the
                                                              Completion  Date are then members  accruing  benefits
                                                              under the ICS Scheme;

         1.8      "Purchaser's Actuary"                       means   Jim  Todd  or  any  other   actuary   as  the
                                                              Purchaser   may  retain  for  the  purposes  of  this
                                                              Schedule and notify to the Vendor;

         1.9      "Purchaser's Scheme"                        means the ICS Pension  Scheme  established by interim
                                                              trust deed dated 1st December 1999;

         1.10     "Taxes Act"                                 means the Income & Corporation Taxes Act 1988;

         1.11     "Basic Transfer Amount"                     means   an   amount    relating    to   the   Pension
                                                              Transferring  Employees  equal to the value as at the
                                                              Completion  Date  calculated in  accordance  with the
                                                              Actuary's Letter;

         1.12     "Pension Transferring Employees"            means   those   Pensionable   Employees   who  become
                                                              members of the  Purchaser's  Scheme  with effect from
                                                              and  including  the  Completion  Date pursuant to the
                                                              offer of  membership  referred  to in Clause  2.1 and
                                                              who  request  and consent in writing in a form agreed
                                                              by the  trustees  of the ICS Scheme  (such  agreement
                                                              not to be  unreasonably  withheld)  to a  payment  or
                                                              transfer  from  the  ICS  Scheme  to the  Purchaser's
                                                              Scheme in respect of the  benefits  accrued up to and
                                                              including  the  Completion  Date under the ICS Scheme
                                                              for and in respect of them;

         1.13     "Final Transfer Amount"                     means  the  Basic   Transfer   Amount   adjusted   in
                                                              accordance   with  the  Actuary's   Letter  from  the
                                                              Completion Date to the Payment Date;

         1.14     "Shortfall"                                 means an amount equal to the amount by which:



                                       47


                                                              (a)      any amounts actually paid by the trustees of the
                                                                       ICS Scheme to the trustees or administrators of the
                                                                       Purchaser's Scheme on or before the Payment Date

                                                              are less than

                                                               (b)      the Final Transfer Amount

1.15 Words and expressions used in Chapter I of Part XIV of the Taxes Act or in the Pension Schemes (Northern Ireland) Act 1993 or the Pensions (Northern Ireland) Order 1995 shall have the same meanings in this Schedule (Parts I, II and III) and for the purposes of paragraphs 2.1, 2.2, and 9 "associated" has the meaning given to it in section 590A of the Taxes Act.

1.16 In this Schedule (Parts I, II and III), where the context admits, "contracted-out", "contracted-out scheme", "contracting-out certificate", "guaranteed minimum" and "guaranteed minimum pension" shall have the same meanings as in the Pension Schemes (Northern Ireland) Act 1993 or in the Pensions (Northern Ireland) Order 1995.

2.       PURCHASER'S SCHEME

2.1 The Purchaser will procure that such of the Pensionable Employees as are in the employment of the Purchaser (or any company associated with the Purchaser) at the Completion Date will be offered membership of the Purchaser's Scheme with effect from the Completion Date and will also within the period of two months commencing on the Completion Date be offered benefits in respect of their Pensionable service prior to the Completion Date in the ICS Scheme on terms complying with paragraph 2.3 below.

2.2 The Purchaser shall procure by the Payment Date that the Purchaser's Scheme is an exempt approved scheme or that the Commissioners of Inland Revenue have specifically approved the transfer of the Transfer Amount from the ICS Scheme to the Purchaser's Scheme; and insofar as any part of the Transfer Amount would represent amounts in respect of accrued rights to guaranteed minimum pensions, that the Purchaser or, as applicable, any company associated with it hold or are named in a contracting-out certificate in relation to the Purchaser's Scheme.

2.3 Subject to the transfer or payment being made in full in accordance with paragraphs 3.3 or 3.4 below each Pension Transferring Employee shall be credited under the Purchaser's Scheme in respect of Pensionable service up to the Completion Date with benefits which are in the joint opinion of the ICS Actuary and of the Purchaser's Actuary (or, as the case may be, in the opinion of the independent Actuary appointed under paragraph 6 below) no less favourable overall than the benefits earned in respect of such Pensionable service under the

                  ICS Scheme (as in force on the date of this Agreement).

3.       TRANSFER AMOUNT

         3.1
                  3.1.1 The Purchaser will identify the Pension Transferring Employees and notify the ICS Actuary of their identities and transfer to the trustees of the ICS Scheme the original consent forms signed by the Pension Transferring Employees within four months of the Completion Date. The date when such notification is received from the Purchaser is hereafter referred to as the "Notification Date".

                  3.1.2 The Warrantors will procure that the Basic Transfer Amount is to the extent possible calculated by the ICS Actuary and that such calculations with all information the Purchaser's Actuary reasonably requires is submitted in writing to the Purchaser's Actuary within 56 days of the Notification Date.

                  3.1.3 If the Purchaser's Actuary agrees that amount as the Basic Transfer Amount, the Warrantors shall procure that the ICS Actuary and the Purchaser shall procure that the Purchaser's Actuary jointly certify that amount as the Basic Transfer Amount.

                  3.1.4 If, however the ICS Actuary and the Purchaser's Actuary fail to agree the Basic Transfer Amount within 28 days from the date upon which the ICS Actuary first submits his findings to the Purchaser's Actuary under paragraph 3.1.2 the matter may, at the option of either the Vendor or the Purchaser, be referred to an independent Actuary pursuant to paragraph 6 below.

         3.2 The Warrantors and the Purchaser shall use their respective reasonable endeavours to procure that all such information as the ICS Actuary and the Purchaser's Actuary may reasonably request for the purpose of calculating the Basic Transfer Amount shall be made available promptly to them.

         3.3 The Warrantors shall use their best endeavours to procure that on the Payment Date the trustees of the ICS Scheme pay or transfer the Final Transfer Amount to the trustees or administrators of the Purchaser's Scheme.

         3.4 Any voluntary contributions held in respect of the Pension Transferring Employees under the ICS Scheme and the investments or monies representing such contributions and any income derived therefrom shall be disregarded for the purpose of calculating the Basic Transfer Amount. The Warrantors shall nevertheless use their best endeavours to procure that on or before the Payment Date the trustees of the ICS Scheme will pay or transfer or procure the payment or transfer to the trustees of the Purchaser's Scheme of the amount of any such voluntary contributions together with any investment return, accumulated interest or bonuses thereon;

         3.5 The payment under paragraphs 3.3 and 3.4 of this Schedule will be made and satisfied in cash.

         3.6 The Warrantors agree to pay to the Purchaser on the Payment Date an amount equal to the Shortfall (less adjustment in respect of any tax relief actually received or actually receivable by the Purchaser resulting from the on-ward payment of the Shortfall by the Purchaser to the Purchaser's Scheme) adjusted in the event of failure by the Warrantors to make the payment required under this paragraph on the Payment Date by interest from the Payment Date to the date of actual payment under this paragraph in accordance with the Actuary's Letter. The amount so paid shall be treated as an adjustment to the purchase consideration for the acquisition of the Business. The Purchaser undertakes to make onward payment of the Shortfall and any adjustment for interest to the Purchaser's Scheme.

                                     PART II

4        INTERPRETATION

         4.1      DEFINITIONS

                  In this Part II of Schedule 8, where the context admits:

                  (i) 'LIFE ASSURANCE EMPLOYEE' at any time means a person who at that time is a Transferring Employee and covered by the Pension Scheme for certain death-in-service benefits but is not a Pensionable Employee;

                  (ii) 'PENSION SCHEME' means the retirement benefits scheme known as the Unicomp Group Personal Pension Scheme;

                  (iii) 'PENSIONABLE EMPLOYEE' at any time means a person who at that time is a Transferring Employee and is, or but for being absent from work would be, in Pensionable service under the Pension Scheme;

                  (iv) 'RELEVANT EMPLOYEE' means any present or past employee or officer of the Vendor or of any predecessor to all or any part of its business;

                  (v) 'SCHEDULE IA' means Schedule IA of the Social Security Pensions Act 1975;

                  (vi) 'SCHEME MEMBER' means a person who is or has been after Completion both a Transferring Employee and a Pensionable Employee.

         4.2      BENEFITS AND OPTIONS

                  The Warrantors undertake to the Purchaser for its own benefit and as trustee and agent for the Scheme Members to procure that:

                  (i) the Pension Scheme notifies each Scheme Member in writing as soon as practicable after he ceases to be in Pensionable service under the Pension Scheme and in any event within 45 days thereafter of the options available to him under the Pension Scheme and the funds accumulated for his benefit under the Pension Scheme and all other information concerning the Pension Scheme and those options which the Scheme Member may reasonably require in order to decide which (if any) option to exercise;

                  (ii) if a Scheme Member requests in writing that a transfer value be paid in respect of him in a manner permitted under Schedule IA the Pension Scheme gives effect to that request as soon as practicable and in any event within 60 days of that request being made; and

                  (iii) the Purchaser is forthwith on request advised in writing of the respective amounts of the transfer values for the Scheme Members and is supplied with such information and evidence as the Purchaser may request to enable the Purchaser to verify those amounts.

                                    PART III


5        WARRANTIES AND REPRESENTATIONS

         The Warrantors hereby warrant and represent to and for the benefit of the Purchaser in the following terms:

         5.1      NO OTHER ARRANGEMENTS

                  Save for the ICS Scheme referred to in Part I of this Schedule and the Pension Scheme referred to in Part II of this Schedule (together "the Schemes") the Vendor is not a party to nor participates in nor contributes to any scheme, arrangement or agreement (whether legally enforceable or not) for the provision of any pension, retirement, death, incapacity, sickness, disability, accident or other like benefits (including the payment of medical expenses) for any present or past employee or officer of the Vendor, including, in particular, the Transferring Employees, or of any predecessor to all or any part of its business (hereafter referred to as a "Relevant Employee") or for the widow, widower, child or dependant of any Relevant Employee.

         5.2      NO ASSURANCES ETC

                  Neither the Vendor nor any member of the Unicomp Group:

                  (a) has given any undertaking or assurance (whether legally enforceable or not) to any Relevant Employee or to any widow, widower, child or dependant of any Relevant Employee as to the continuance, introduction, improvement or increase of any benefit of a kind described in 5.1 above; or

                  (b) is paying or has in the last two years paid any benefit of a kind described in 5.1 above to any Relevant Employee or to any widow, widower, child or dependant of any Relevant Employee.

         5.3      ALL DETAILS DISCLOSED

                  All material details relating to the Schemes are contained in or annexed to the Disclosure Letter including (without limitation) the following:

                  (a) a true and complete copy of the documentation containing the current provisions governing each of the Schemes;

                  (b) a true and complete copy of all announcements, explanatory literature and the like of current effect which have been issued to any Relevant Employee in connection with the Schemes;

                  (c) a true and complete copy of the last audited accounts of each Scheme to be completed prior to the date of this Agreement;

                  (d) details of all amendments (if any) to the Schemes which have been announced or are proposed but which have not yet been formally made;

                  (e) details of all discretionary increases (if any) to pensions in payment or in deferment under the Schemes which have been granted in the five years prior to the date of this Agreement or which are under consideration;

                  (f) details of all discretionary practices (if any) which may have led any person to expect additional benefits in a given set of circumstances (by way of example, but without limitation, on retirement at the behest of the Vendor or in the event of redundancy); and

                  (g) details of the rate at which and basis upon which the Vendor currently contributes to the Schemes, any change to that rate and/or basis which is proposed or which is under consideration and all contributions paid to the Schemes by the Vendor in the three years prior to the date of this Agreement.

         5.4      AUGMENTATION ETC.

                  No power under the Schemes has been exercised in relation to any Relevant Employee:

                  (a) to provide terms of membership of the Schemes (whether as to benefits or contributions) which are different from those generally applicable to members of the Schemes;

                  (b) to provide any benefits which would not but for the exercise of that power have been payable under the Schemes; or

                  (c)      to augment any benefits under the Schemes.

         5.5      BENEFITS

                  All benefits payable under the Pension Scheme referred to in
                  Part II of this Schedule are "money purchase benefits", as defined in the Social Security Act 1986, S.84(1). All other benefits (excepting any refund of members' contributions with interest where appropriate) payable under the Schemes on the death of any person while in employment to which the Schemes relate are insured fully under a policy with an insurance company of good repute and there are no grounds on which that company might avoid liability under that policy.

         5.6      CONTRIBUTIONS

                  Contributions to the Schemes are not paid in arrears and all contributions and other amounts which have fallen due for payment by the Vendor have been paid. The Vendor has (to the extent that it will be required to do) discharged its liability (if any) to pay or reimburse (whether wholly or in part) anyone who has paid any costs, charges or expenses which have been incurred by or in connection with the Schemes.

         5.7      VENDOR'S OBLIGATIONS

                  The Vendor:

                  (a) has been admitted to participation in the Schemes on the same terms as apply generally to other employers participating in the Schemes;

                  (b) has observed and performed those provisions of the Schemes which apply to it; and

                  (c) has at all material times held or been named in contracting-out certificates referable to the Schemes and so far as the Warrantors are aware there are no circumstances which may result in the withdrawal or revocation of those certificates.

         5.8      COMPLIANCE

                  Each Scheme:

                  (a) is an exempt approved scheme (within the meaning of Section 592 of the Income and Corporation Taxes Act 1988; and

                  (b) complies with and has at all times been administered in accordance with all applicable laws, regulations and requirements (including those of the Board of Inland Revenue and of trust law).

         5.9      LITIGATION

                  Neither of the Schemes nor the Vendor nor any member of the Unicomp Group is engaged or involved in any proceedings which relate to or are in connection with the Schemes or the benefits thereunder and no such proceedings are pending or threatened and so far as the Warrantors are aware there are no facts likely to give rise to any such proceedings. In this sub-paragraph 'proceedings' include any litigation or arbitration and also include any investigation or determination by the Pensions Ombudsman.

         5.10 There are not, have not been, and to the best of the knowledge and belief of the Warrantors will not be any circumstances which may give rise to a liability (there or thereafter) on the Purchaser under Section 140 of the Pension Schemes (Northern Ireland) Act 1993 or Article 75 of the Pensions (Northern Ireland) Order 1995;

         5.11 To the best of the knowledge and belief of the Warrantors all information which has been made available to the Purchaser or to the Purchaser's Actuary on or before the date of this Agreement or which may hereafter be so made available concerning matters referred to in this Schedule is and will be complete and accurate in all material respects and all documentation and records in respect of the Schemes are up to date and so far as the Warrantors are aware, complete and accurate in all respects.


6.       DISPUTES

          Any dispute between the Warrantors and the Purchaser or ICS' Actuary and the Purchaser's Actuary concerning the calculation of the Basic Transfer Amount referred to in Part I of this Schedule or any other matter of an actuarial nature shall in the absence of agreement between them be referred to an independent actuary agreed by the Vendor and the Purchaser or failing such agreement within fourteen days of the first nomination of any actuary by one of them to the other appointed by the President for the time being of the Institute of Actuaries on the application of either the Vendor or the Purchaser. Such independent actuary shall act as an expert and not as an arbitrator and his expenses shall be borne equally by the Vendor and the Purchaser or as such independent actuary directs and the decision of such independent actuary shall in the absence of manifest error be final and binding on both parties.


7.       ANNOUNCEMENTS

          The Warrantors shall procure that no announcements (whether in writing or not) will be made to the employees of the Vendor concerning the matters raised in this Schedule without the prior consent in writing of the Purchaser such consent not to be unreasonably withheld or delayed.


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


8.       DISCLOSURE

         Each party will procure that all information which the Warrantors, the Purchaser, ICS' Actuary or the Purchaser's Actuary may reasonably request from any of them concerning matters relating to this Schedule and all materials as they may reasonably require in order to agree the Basic Transfer Amount referred to in Part I of this Schedule will be supplied to them expeditiously.


9        SEX EQUALITY

         The Warrantors shall indemnify and keep indemnified the Purchaser against any liability concerning pension or life assurance benefits which the Purchaser, or any company associated with the Purchaser may incur in relation to an employee of the Vendor or to such an employee's dependants and which is due to an infringement of any equalisation requirement on the part of the Vendor, the Warrantors (or any of them) or the trustees of the Schemes relating to such employee's entitlement under the Schemes or such employee's employment with the Vendor or any member of the Unicomp Group.

         For the purpose of this paragraph "equalisation requirement" means any requirement of Article 119 of the EC Treaty and/or any other United Kingdom or European Community legislation concerning equality of pay or other employee benefits for men and women.


10       DAMAGES FOR BREACH OF PENSION WARRANTIES

         In determining the damages flowing from any breach of Warranties contained in clause 5, the Purchaser shall be deemed to be under a liability:

         10.1 to provide and to continue to provide any benefits of a kind referred to in that clause which are now provided or have been announced or are proposed; and

         10.2 to procure and to continue to procure the provision of benefits (without any reduction) which are now payable (whether immediately, prospectively or contingently) under the Schemes and under any other arrangements of a kind described in that clause which are now in existence or are proposed and to maintain and to continue to maintain any discretionary practices of a kind referred to in that clause which have hitherto been carried on.


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


                                   SCHEDULE 9

                                   WARRANTIES


1.       ASSETS

         1.1      OWNERSHIP OF ASSETS

                  1.1.1 Except for current assets subsequently acquired, sold or realised in the ordinary course of business the Vendor owned absolutely at the Accounts Date and still owns absolutely all the Assets.

                  1.1.2 The Vendor has not disposed of or agreed to dispose of or granted or agreed to grant any security or other encumbrance in respect of any of the Assets.

                  1.1.3 None of the Assets is subject to, and there is no agreement or commitment to give or create, any option, lien or encumbrance over any of the Assets.

                  1.1.4 None of the Assets has been purchased on terms that property does not pass to the Vendor until full payment is made by it to the supplier or otherwise on a deferred terms basis.

                  1.1.5 There has been no exercise, purported exercise or claim for any charge, lien, encumbrance or equity over any of the Assets and there is no dispute directly or indirectly relating to any of the Assets.


         1.2      FIXED ASSETS

                  1.2.1 The Appendix attached to the Management Accounts contains full and accurate details of the Fixed Assets.

                  1.2.2 The plant, machinery, vehicles and other equipment comprised in the Fixed Assets:

                           (a) are in a proper state of repair and condition and satisfactory working order;

                           (b)  have been regularly and properly maintained;

                           (c)  are adequate for and not surplus to the
                                requirements of the Business;

                           (d) would not be expected (if the sale of the Business did not take place) to require replacements or additions at a cost in excess of L10,000 within a period of 6 months after the Completion Date;

                  1.2.3 Maintenance contracts are in full force and effect in respect of all Assets owned or used in relation to the Business which it is normal or prudent to have maintained by outside or specialist contractors.

                  1.2.4 All plant, machinery, vehicles and equipment owned or used by or in the Business is in reasonable working order having regard to its age, has been maintained on a regular basis by competent personnel and so far as the Warrantors are aware, none is dangerous, inefficient, out-of-date, unsuitable or in need of renewal or replacement.

                  1.2.5 In respect of all plant, machinery, vehicles and equipment used in relation to the Business on lease:

                           (a) details of rentals due from the Vendor are stated in the Disclosure Letter and are no less than the amount properly payable under such lease having regard to all its terms, and at the date hereof the Warrantors have no actual knowledge that any circumstance exists by virtue of which the lessor is or might be entitled to an upward adjustment to the rental;

                           (b) it is and has at all times been used for a qualifying purpose in the requisite period in accordance with Chapter V Part II Capital Allowances Act 1990 and was purchased by the relevant lessor as principal acting for itself and without intervention of any agent;

                           (c) no inquiry or investigation is being conducted by the Inland Revenue concerning the availability to the lessor or lessee of capital allowances in respect of the plant and machinery concerned.

         1.3      STOCKS

                  1.3.1 None of the Stocks is obsolete, unusable, unmarketable or inappropriate or of limited value in relation to the Business and none of the Contracts is likely to result in this being untrue.


         1.4      DOCUMENTS STAMPED

                  1.4.1 All documents which in any way affect the right, title or interest of the Vendor in or to any of the Assets and which attract stamp duty have been duly stamped within the requisite period for stamping.


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


2.       TRADING

         2.1      BUSINESS AND FINANCIAL POSITION

                  2.1.1    Since the Accounts Date:

                           (a) the Business has been continued in the ordinary and normal course as regards its nature, extent and manner of carrying it on;

                           (b) neither the turnover nor the financial or trading position of the Business has deteriorated;

                           (c) the Vendor has not borrowed or raised any money or taken any financial facility in relation to the Business except for the overdraft facilities from its bankers specified in the Disclosure Letter;

                           (d) the Vendor has paid the creditors of the Business in accordance with their respective credit terms and there are no amounts owing by the Vendor which have been due for more than 6 weeks.

                  2.1.2 So far as the Warrantors are aware, the trading prospects of the Business have not been adversely affected as a result of any event or circumstance which has arisen since the Accounts Date.

                  2.1.3 Since the Accounts Date the Vendor has not done or omitted to do anything which might prejudicially affect the Goodwill, there has been no material change in the terms and conditions of employment or engagement of any employees or officers engaged in the Business, no contracts or commitments of an unusual or long term nature relating to the Business or Assets to be sold hereunder have been entered into and the Vendor has kept in place its existing insurance cover on the Business and Assets being sold hereunder.


         2.2      EXISTING SUPPLIERS AND CUSTOMERS

                  So far as the Warrantors are aware:

                  (a) no supplier of the Business will as a result of the acquisition of the Business by the Purchaser or for any other reason cease supplying the Business or substantially reduce its supplies to the Business after Completion;


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


                  (b) no customer of the Business will as a result of the acquisition of the Business by the Purchaser or for any other reason terminate or materially reduce, its relationship with the Business after Completion.

         2.3      LICENCES AND CONSENTS

                  2.3.1 The Vendor has obtained all necessary licences and consents from any person, authority or body for the proper carrying on of the Business and is not in breach of any of their terms or conditions.

                  2.3.2 Details of all of the licences and consents are set out in the Disclosure Letter and the Warrantors are not aware of any reason why they should not be capable of being transferred to or obtained by the Purchaser without the necessity for any special arrangement or expense.

         2.4      INSURANCE

                  2.4.1 The Vendor has in relation to the Business and Assets effected all insurances required by law to be effected by it.

                  2.4.2 The Vendor maintains and has maintained with a reputable insurance office or underwriter adequate insurance cover against all risk prudently insured against by companies carrying on a business similar to the Business and in particular:

                           (a) the Assets are covered against those risks to their full replacement or reinstatement value (including where relevant the cost of any demolition and of all fees and expenses which may be incurred in such replacement or reinstatement) free from any deduction or excess;

                           (b) the Vendor is adequately covered against personal accident, public and product liability, loss of profits, consequential loss, employers' liability, acts of terrorism, and other risks prudently covered by insurance by companies carrying on a business similar to the Business; and

                           (c) in respect of policies insuring those of the Leasehold Properties where the Vendor is responsible for maintaining the insurance the policy conforms in all respects to the requirements of the relevant lease.

                  2.4.3 All premiums due on the policies in respect of such insurance cover ("the Policies") have been paid; all the other conditions of the Policies have been performed and observed; and none of the Policies has or may become void or voidable as a result of an act or omission of the Vendor.


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


                  2.4.4 None of the Policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the usual rate.

                  2.4.5 The Policies, together with the receipts for the latest premiums payable in respect thereof, are in the possession of the Vendor.

                  2.4.6 No claim is outstanding either by the insurer or the insured under any of the Policies and no claim against the Vendor by any third party is outstanding in respect of any risk covered by any of the Policies or by any policy previously held by the Vendor relating to the Business.

                  2.4.7 The Warrantors are not aware of any circumstances which would or might entitle the Vendor to make a claim under any of the Policies or which would or might be required under any of the Policies to be notified to the insurers.

                  2.4.8 The Vendor has no keyman insurance or equivalent insurance with respect to any of its directors or employees.

         2.5      JOINT VENTURES AND PARTNERSHIPS

                  The Vendor:

                  (a) is not and has not been a party to any joint venture or consortium or any partnership arrangement or agreement or to any agreement or arrangement for sharing commissions or other income relating to the Business;

                  (b) does not conduct and has not conducted any part of the Business through a branch, agency or permanent establishment outside the United Kingdom;

                  (c) is not a member of any partnership, trade association, society or other group, whether formal or informal and whether or not having a separate legal identity, in connection with the Business and no such body is relevant to or has any material influence over the Business as now carried on.

         2.6      AGREEMENTS CONCERNING THE BUSINESS

                  2.6.1 There have been no arrangements and understandings (whether legally enforceable or not) between the Vendor and any person who is, directly or indirectly, a shareholder or the beneficial owner of any interest in the Vendor or any company in which the Vendor is interested relating to the management of the Business or the ownership or transfer of


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


                           ownership or the letting of any of the Assets or the provision of finance, goods, services or other facilities to or by the Vendor or otherwise in any way relating to the Business or the Assets.

                  2.6.2 The Vendor has not been a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement or any restrictive trading or other agreement or arrangement pursuant to which any part of the Business has been carried on or which in any way has restricted its freedom to carry on the whole or any part of the Business or to use or exploit any of the Assets in any part of the world in such manner as it thought fit.

                  2.6.3 Compliance with the terms of this Agreement does not and will not conflict with, result in the breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Vendor is now a party relating to the Business.

         2.7      STATUTORY RESTRICTIONS

                  2.7.1 The Vendor has not committed or omitted to do any act or thing in relation to the Business which would give rise to any fine or penalty.

                  2.7.2 The Vendor is not and has not been a party in relation to the Business to any agreement practice or arrangement which in whole or in part:

                           (a) contravenes or is subject to registration under the Restrictive Trade Practices Acts 1976 and 1977;

                           (d) contravenes the provisions of Part IX of the Fair Trading Act 1973;

                           (c) would or might result in a reference to a `consumer trade practice' within the meaning of the Fair Trading Act 1973 s 13, and be liable to reference to the Consumer Protection Advisory Committee under Part II of the said Act;

                           (d)  contravenes the provisions of the Trade
                                Descriptions Act 1968;

                           (e) contravenes any provisions of the Treaty of Rome or any other anti-trust legislation or regulations;

                           (f) contravenes any provision of the Consumer Credit Act 1974;

                           (g) contravenes any provision of the Unfair Terms in Consumer Contracts Regulations 1994;


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


                           (h) contravenes any other anti-trust, anti-monopoly or anti-cartel legislation.

                  2.7.3 The Vendor is not and has not engaged in any anti-competitive practice, as defined in the Competition Act 1980, in relation to the Business.

                  2.7.4 No investigations or enquiries by or on behalf of any governmental or other body in respect of the Vendor, the Business or any of the Assets is pending or in existence.

                  2.7.5 Neither the Vendor nor any of its officers, agents or employees (during the course of their duties in relation to the Business) has committed or omitted to do any act or thing the commission or omission of which is or could be in contravention of any Act, Order, Regulation or the like giving rise to any fine, penalty, default, proceedings or other liability in relation to the Business or any of the Assets.

         2.8      LITIGATION

                  In relation to the Business or its employees, neither the Vendor nor any member of the Unicomp Group is engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or Governmental body, department, board or agency including, for the avoidance of doubt, but without prejudice to the generality of the foregoing, claims concerning breach of contract, product liability, third party liability (whether or not in connection with a product) and liability for pollution or contamination; no such matters are pending or, to the best of the knowledge and belief of the Warrantors threatened; and the Warrantors are not aware of any circumstances which may give rise to any such matter, including, in particular, but without prejudice to the generality of the foregoing, contractual liability (whether or not in connection with a product), third party liability (whether or not in connection with a product) and liability for pollution or contamination.

         2.9      BUSINESS NAMES

                  The Vendor does not use any name or names for any purpose in connection with the Business other than its full corporate name.

         2.10     VENDOR'S ACTIVITIES

                  2.10.1 The Vendor is entitled to enter into and carry out the provisions of this Agreement and has full power and authority to sell the Assets to the Purchaser without obtaining the consent of any third party.

                  2.10.2 Compliance with the terms of this Agreement, and any document


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


                           entered into by the Vendor in accordance with it, does not and will not conflict with or result in a breach of any of the provisions of the Vendor's Memorandum or Articles of Association.

                  2.10.3 The Vendor has at all times carried on the Business in all respects in accordance with its Memorandum and Articles of Association for the time being in force and any other documents to which it is or has been a party.

                  2.10.4 Neither the Vendor nor any member of the Unicomp Group has any interest, directly or indirectly, in any company or business other than the Business which is or is likely to be or become competitive with the Business, save as registered holder or beneficial owner of not more than 5 per cent of any class of securities of any company which is listed and/or dealt in on The London Stock Exchange.

         2.11     GUARANTEES AND INDEMNITIES

                  There is not now outstanding in respect of the Business any guarantee or agreement for indemnity or for suretyship given by or for the accommodation of the Business otherwise than by the Vendor.


3.       CONTRACTS

         3.1      DISCLOSURE OF CONTRACTS

                  The Contracts and the Leases constitute all the contracts and other engagements, whether written or oral, referable to the Business to which the Vendor is now a party, apart from the contracts of employment of the employees of the Business.

         3.2      NATURE OF CONTRACTS

                  3.2.1    None of the Contracts:

                           (a)  is of an unusual, abnormal or onerous nature;

                           (b)  is for a fixed term of more than 6 months;

                           (c) is of a long-term nature (that is to say incapable of performance in accordance with its terms within 6 months after it was entered into or undertaken);

                           (d) will be incapable of termination in accordance with its terms by the Purchaser on 60 days' notice or less;

                           (e) is of a loss-making nature (that is to say known to have been


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


                                likely to result in a loss to the Vendor on completion of performance if the Vendor had not sold the Business);

                           (f) will not be capable of being readily fulfilled or performed by the Purchaser on time without undue or unusual expenditure of money or personnel;

                           (g) will not involve payment by the Purchaser by reference to fluctuations in the index of retail prices or any other index;

                           (h) involves the supply of goods or services the aggregate sales value of which will represent in excess of 10 per cent of the anticipated turnover of the Business for the period of 12 months following the Completion Date;

                           (i) was entered into in any way otherwise than in the ordinary and normal course of the Business.

                  3.2.2 The performance of this Agreement will not relieve any other party to any Contract from its obligations or enable it to determine any of them.

                  3.2.3 Neither the Vendor nor any member of the Unicomp Group has committed any material breach of any such Contract and, so far as the Warrantors are aware, no right of termination has become exercisable thereunder.

         3.3      DEFAULTS UNDER AGREEMENTS

                  3.3.1 The Vendor is not nor would it, if the sale of the Business did not take place, with the lapse of time become:

                           (a) in default under any of the Contracts or in respect of any other obligations or restrictions binding upon it in relation to the Business nor has it waived any rights or privileges under any of the Contracts;

                           (b) in default under any provisions existing by reason of membership of any association or body relating to the Business;

                           (c) liable in respect of any representation or warranty (whether express or implied) or matter giving rise to a duty of care on the part of the Vendor relating to the Business.

                  3.3.2 No threat or claim of default under any of the Contracts or any other agreement, instrument or arrangement to which the Vendor is a party relating to the Business or the Assets has been made and is outstanding


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                           against the Vendor and there is nothing whereby any
                           of the Contracts or any other such agreement, instrument or arrangement may be terminated or rescinded by any other party or whereby the terms may be made more onerous as against the Vendor or the Purchaser or whereby the Business or the Assets may be prejudiced as a result of anything done or omitted or permitted to be done by the Vendor.

         3.4      OUTSTANDING OFFERS

                  No offer, tender or the like relating to the Business, which is capable of being converted into an obligation of the Business by an acceptance or other act of some other person, firm or corporation, is outstanding.

         3.5      DEFECTIVE PRODUCTS AND SERVICE LIABILITIES

                  3.5.1 The Vendor has not manufactured or sold products which were or are or will become in any material respect faulty or defective or which did not or do not comply in any material respect with any warranties or representations expressly or impliedly made by the Vendor or with all applicable regulations, standards and requirements.

                  3.5.2 The Vendor has not accepted any liability or obligation to service, repair, maintain, take back or otherwise do or not do anything in respect of any goods or products that would apply after the goods or products have been delivered by it.

         3.6      PURCHASES AND SALES FROM OR TO ONE PARTY

                  Neither more than 25 per cent of the aggregate amount of all the purchases nor more than 25 per cent of the aggregate amount of all the sales of the Business are obtained or made from or to the same supplier or customer (including any person in any way connected with a supplier or customer) nor is any material source of supply to the Business or any material outlet for the sales of the Business in jeopardy or likely to be in jeopardy.


4.       ACCOUNTS

         4.1      THE ACCOUNTS

                  4.1.1 The Accounts have been prepared in accordance with the historical cost convention.

                  4.1.2    The Accounts:

                           (a) give a true and fair view of the financial position of the Business in all respects;


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                           (b)  comply with the requirements of The Companies
                                Act CA 1985 and other relevant statutes, (including any amending legislation);

                           (c) comply with current statements of standard accounting practice and financial reporting standards applicable to a United Kingdom company;

                           (d) are not affected by any extraordinary or non-recurring item;

                           (e) fully disclose all the assets and liabilities (including contingent, unquantified or disputed liabilities) of the Business as at the Accounts Date.

         4.2      MANAGEMENT ACCOUNTS

                  (a) The Management Accounts of the Vendor in the agreed form are substantially correct insofar as they state the income arising in the Business during the period to which they relate and all expenses in that period directly relating to the Business and are not materially misleading in any respect.

                  (b) Proper provision has been made in the Management Accounts in accordance with generally accepted accounting principles:

                           (i)    for depreciation of assets;
                           (ii) for any material liabilities in relation to the disposal of any assets of the Business; and
                           (iii)  for bad or doubtful debts;

                  (c) Stock and work-in-progress have respectively been valued in the Management Accounts at the lower of cost and net realisable value.


         4.3      BOOKS AND RECORDS

                  All the books and records of the Vendor which are to be delivered to the Purchaser in accordance with this Agreement (including all invoices and other records required for value added tax purposes):

                  (a) have been fully, properly and accurately kept and completed;

                  (b) do not contain any material inaccuracies or discrepancies of any kind;

                  (c) give and reflect a true and fair view of the financial, contractual and


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                           trading position of the Business and of its plant and
                           machinery, fixed and current assets and liabilities (actual and contingent), debtors and creditors and stock-in-trade and all other matters which would normally be expected to appear in them.

         4.4      VAT

                  (a) In relation to Value Added Tax: (a) all amounts due to be paid to HM Customs & Excise ("CUSTOMS") prior to Completion in respect of the Business have been paid and, in relation to the Business, no dispute exists between the Vendor or any member of the Unicomp Group and Customs; and (b) there is set out in the Disclosure Letter with express reference to this warranty full details of each of the Properties or other assets (if any) hereby agreed to be sold to which Part XV of the Value Added Tax (General) Regulations 1985 (adjustments to the deductions of input tax on capital items) applies or will apply, including, in particular:

                           (i) a description (including in the case of land or a building or part of a building, the nature of the tenure and the time it has to run);
                           (ii) the date the first interval commenced and the number of remaining intervals in the period of adjustment;
                           (iii)  the total input tax incurred; and
                           (iv) the proportion of input tax for which credit had been claimed in any tax year, stating whether provisionally or finally.


5.       PROPERTIES

         5.1      USE OF PROPERTIES

                  5.1.1 The Vendor is in occupation of the Properties for the purposes of the Business.

                  5.1.2 The Vendor does not use or occupy any property in connection with the Business other than the Properties.

         5.2      ENCUMBRANCES

                  5.2.1    The Properties are free from any Security Interest.

                  5.2.2 The Properties are not subject to any outgoings other than general rates, water rates and insurance for such premises and rent and service charges

                  5.2.3 The Properties are not subject to any restrictive covenants, restrictions,


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                           stipulations, easements, profits a prendre,
                           wayleaves, licences, grants, reservations or other similar rights vested in third parties.

                  5.2.4 Where any such third party rights as are referred to in Clause 5.2.3 have been disclosed in the Disclosure Letter, they have been fully observed and performed and any payments in respect of them due and payable have been duly paid.

         5.3      PLANNING MATTERS

                  5.3.1 The use of the Properties is the permitted use for the purposes of the Planning Acts.

                  5.3.2 Planning permission has been obtained or is deemed to have been granted for the purposes of the Planning Acts with respect to the development of the Properties and no permission has been suspended or called in and no application for planning permission is awaiting decision.

                  5.3.3 Building regulation consents have been obtained with respect to the development of the Properties and any alterations and improvements to them.

                  5.3.4 Compliance is being and has been made in all respects with planning permissions, orders and regulations issued under the Planning Acts and building regulation consents and bye-laws for the time being in force with respect to the Properties.

                  5.3.5 None of the Properties is listed as being of special historic or architectural importance or is located in a conservation area.

                  5.3.6 All development charges, monetary claims and liabilities under the Planning Acts or any other legislation have been discharged and no liability, contingent or otherwise, is outstanding.

         5.4      STATUTORY OBLIGATIONS

                  5.4.1 Compliance has been made with all applicable statutory and bye-law requirements with respect to the Properties and in particular (but without limitation) with requirements as to fire precautions and under the Public Health Acts, the Housing Acts, the Roads Acts, the Office and Shop Premises Act (Northern Ireland) 1966 the Factories Acts and the Fire Services (Northern Ireland) Order 1984.

                  5.4.2 There is no outstanding and unobserved or unperformed obligation with respect to the Properties necessary to comply with the requirements (whether formal or informal) of any competent authority


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                           exercising statutory or delegated powers.


         5.5      ADVERSE ORDERS

                  5.5.1 There are no compulsory purchase notices, orders, or resolutions affecting the Properties nor, to the best of the Warrantors' knowledge, information and belief, are there any circumstances likely to lead to any being made.

                  5.5.2 There are no closing, demolition or clearance orders, enforcement notices or stop notices affecting the Properties nor, to the best of the Warrantors' knowledge, information or belief, are there any circumstances likely to lead to any being made.

         5.6      CONDITION OF THE PROPERTIES

                  5.6.1 The buildings and other structures on the Properties are in good and substantial repair and fit for the purpose for which they are presently used.

                  5.6.2 There are no disputes with any adjoining or neighbouring owners with respect to boundary walls and fences or with respect to any easement right or means of access to the Properties.

                  5.6.3 The principal means of access to the Properties are over roads which have been taken over by the local or other highway authority and which are maintainable at public expense and no means of access to the Properties is shared with any other party nor subject to rights of determination by any other party.

                  5.6.4 Each of the Properties enjoys the main services of water, drainage, electricity and gas.

                  5.6.5 None of the Properties is located in an area or subject to circumstances particularly susceptible to flooding.

                  5.6.6 No building or structure on the Properties has been affected by structural damage or electrical defects or by timber infestation or disease.

                  5.6.7 There are no rights in common or common rights appurtenant to or over the Properties.

                  5.6.8 None of the Properties is located in a coal mining area.

         5.7      LEASEHOLD PROPERTIES


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                  5.7.1    The Vendor has paid the rent and observed and
                           performed the covenants on the part of the tenant and the conditions contained in the Leases and the last demand (or receipt for rent if issued) was unqualified.

                  5.7.2 All licences, consents and approvals required from the landlords and any superior landlords under the Leases have been obtained and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed and observed.

                  5.7.3 There are no rent reviews under the Leases currently in progress.

                  5.7.4 There is not outstanding and unobserved or unperformed any obligation necessary to comply with any notice or other requirement given by the landlord under any of the Leases.

                  5.7.5 There is no obligation to reinstate any of the Leasehold Properties by removing or dismantling any alteration made to them by the Vendor or any predecessor-in-title to the Vendor.

                  5.7.6 In the case of Leases granted for more than 21 years the Lease is registered at either the Registry of Deeds or, where applicable, if the term granted is for a life or lives or is determinable on a life or lives or if the term exceeds twenty-one years, in the Land Registry.

         5.8      TENANCIES

                  The Properties are not held subject to and with the benefit of any tenancies (which expression includes sub-tenancies).

5.9      REPLIES TO ENQUIRIES

                  All replies by or on behalf of the Warrantors to enquiries relating to the Properties made by or on behalf of the Purchaser and the Purchaser's Solicitors were when given and are now true and correct in all material respects.


6.       EMPLOYMENT

         6.1      EMPLOYEES

                  6.1.1 Appendix 10 referred to in Schedule 7 and the information contained in the Disclosure Letter include full and up-to-date particulars of the identities of all the Transferring Employees their dates of birth and commencement of employment, their remuneration (including any agreements and arrangements, whether binding or otherwise, relating


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                           to bonus, commission, incentive payments, profit
                           sharing, stock options, permanent health insurance, medical expenses insurance, life assurance, pension benefits and retirement annuities), their notice periods and any agreements and arrangements, whether binding or otherwise, for the payment of compensation on termination of employment, including, in particular redundancy entitlement and early retirement pension benefits entitlement in a redundancy situation.

                  6.1.2 The Warrantors have disclosed to the Purchaser in the Disclosure Letter true and complete copies of all contracts of employment and other documents relating to the employment of the Transferring Employees.

                  6.1.3 With respect to the Transferring Employees, none of the duties or liabilities which will be transferred to the Purchaser by virtue of Regulation 5(2) of the Transfer of Undertakings (Protection of Employment) Regulations 1981 (S.I. 1981 No. 1794) are unusual or are of a long-term nature or involve or include or at the time of such transfer will or may involve or include obligations duties or liabilities of a nature or magnitude calling for special mention (and in particular, but without limitation, liabilities in respect of either any injury which may have been sustained or any breach of their respective terms of employment).

                  6.1.4 Neither the Vendor nor any member of the Unicomp Group has made any offer to employ any person in the Business which has yet to be accepted or rejected.

                  6.1.5 There are no persons who previously worked in the Business or are currently working in the Business who are on maternity leave or other leave of absence and have a statutory or contractual right to work in the Business.

                  6.1.6 Neither the Vendor nor any member of the Unicomp Group has offered or agreed any future variations in the terms or conditions of employment of any of the Transferring Employees.

                  6.1.7 All contracts of employment between the Vendor and the Transferring Employees may be terminated by three months' notice or less without giving rise to any claim for damages or compensation.

                  6.1.8 The Disclosure Letter contains full particulars of any existing or threatened litigation or dispute involving or relating to any of the employees of the Vendor who are engaged in the Business and of all matters and circumstances of which the Warrantors are aware which could give rise to any legal claim, right of action or other liability whatsoever in respect of any of them.


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                  6.1.9    The Disclosure Letter contains (with express
                           reference to this warranty) full and up-to-date particulars of all collective agreements, arrangements and other understandings which the Vendor or any member of the Unicomp Group have with any trade union, staff association or other body representing the employees engaged in the Business and the Warrantors have disclosed to the Purchaser in the Disclosure Letter all documents relating to such agreements, arrangements and understandings. The Vendor has complied with all its obligations under Regulation 10 of the Transfer of Undertakings (Protection of Employment) Regulations 1981, the Collective Redundancies and Transfer of Undertakings (Protection of Employment) (Amendment) Regulations 1995 and under the aforementioned collective agreements, arrangements and understandings and there is no existing or threatened litigation or dispute involving or relating to any trade union, staff association or other body representing the said employees.

                  6.1.10 There is no existing or, so far as the Warrantors are aware, threatened industrial action or trade dispute involving or relating to the employees engaged in the Business.

                  6.1.11 There are no existing or, so far as the Warrantors are aware, threatened enquiries or investigations involving or relating to the Business or the employees by the Fair Employment Commission or the Equal Opportunities Commission or other similar authority.

                  6.1.12 There are no outstanding liabilities for industrial training levy or for any other statutory or governmental levy or charge relating to the Business.

                  6.1.13 The Vendor has complied with the Fair Employment and Treatment (Northern Ireland) 1998 ("the Fair Employment Order") in all respects and in particular:

                           (a)  The Vendor has registered with the Fair
                                Employment Commission in accordance with Article 48 of the Fair Employment Order;

                           (b) The Vendor has filed appropriate monitoring returns with the Fair Employment Commission within the prescribed time-limits and the Fair Employment Commission has not rejected these or required further information;

                           (c) The Vendor has conducted a review of its employment practices within the last three years in accordance with Article 55 of the Fair Employment Order;


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


                           (d) The Vendor maintains proper records of employees and applicants as required by the Fair Employment Order and the Vendor has a proper system for ensuring that the information is not misused in any way that contravenes the Fair Employment Order;

                           (e) The Fair Employment Commission has not made any recommendation, direction or notice under Articles 56-61 of the Fair Employment Order to the Vendor;

                           (f) The Vendor is not in default nor an unqualified person as defined in Article 62 of the Fair Employment Order;

                           (g) The Vendor has not received any notification from the Fair Employment Commission or elsewhere that any of its suppliers is an unqualified person as defined by Article 62 of the Fair Employment Order;

                           (h) The Vendor has not been notified by the Fair Employment Commission of any complaint made against it to the Fair Employment Tribunal within the last twelve months, no questionnaire has been issued to the Vendor in accordance with the Fair Employment Order within the last twelve months and there is no case outstanding with the Fair Employment Tribunal in which the Vendor is involved or on appeal from it.

                  6.1.14   The pensions warranties contained in Part III of
                           Schedule 8 apply and shall be deemed to be incorporated in this Schedule as if set out in full.


7.       INTELLECTUAL PROPERTY RIGHTS

         7.1 All Intellectual Property Rights used by the Vendor in connection with the Business are in full force and effect and not subject to any application for cancellation or amendment or licence of right or compulsory licence and are vested in and beneficially owned solely by the Vendor free from and clear of any restrictions or encumbrances and (where registration is possible) the Vendor is registered as proprietor thereof and none of the trade or service marks forming part of the Intellectual Property Rights is associated with any trade or service marks held by a proprietor other than the Vendor.

         7.2 So far as the Warrantors are aware by carrying on the Business in the ordinary and usual course the Vendor does not infringe the Intellectual Property Rights of any other person.


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         7.3      The Vendor has not granted and is not obliged to grant any licences under any Intellectual Property Rights owned by it or licensed to it or to furnish know-how to any person.

         7.4 The Vendor has not in relation to the Business been granted any licence or right under or in respect of any Intellectual Property Rights of a third party and has not manufactured, sold, supplied or developed anything which is the subject of any such Intellectual Property Rights, whether presently existing or (to the knowledge of the Warrantors) applied for and by carrying on the Business in the ordinary course the Vendor is not and will not become liable to pay any royalty or like fee.

         7.5 No disclosure has been made to any person other than the Purchaser of any of the commercial or industrial know-how or the financial or trade secrets of the Vendor except properly and in the ordinary course of the Business and on the footing that such disclosure is to be treated as being of a confidential nature.

         7.6 There has occurred no act, omission or event which would entitle any authority or person to cancel, forfeit or modify any Intellectual Property Rights owned or used by the Vendor in the ordinary course of the Business and there is no litigation or other proceedings (whether legal or administrative) pending or threatened involving any of the Intellectual Property Rights or any circumstance likely to give rise to any such proceeding and to the best of the information, knowledge and belief of the Warrantors no person has made any claim adverse to the continuing enjoyment by the Vendor of the Intellectual Property Rights.

         7.7 Since the Accounts Date the Vendor has not sold or otherwise disposed of any Intellectual Property Rights owned or used by it in the ordinary course of the Business.

         7.8 There exists no actual or threatened infringement (including misuse of confidential information) or any event likely to constitute an infringement or breach by any third party of any of the Intellectual Property Rights held or used by the Vendor in the Business within the past three years.

         7.9 The Vendor does not use or otherwise carry on the Business under any name other than its corporate name.

         7.10 All inventions made by any employees of the Vendor and used or enjoyed by the Vendor for the purposes of the Business were made in the course of the normal duties of the employee concerned and no claim for compensation under section 40 Patents Act 1977 or otherwise has been made against the Vendor nor to the best of the knowledge information and belief of the Warrantors are any such claims likely to be made.

         7.11 All necessary back-up systems are utilised to ensure that in the event of any fault in any computer system used by the Vendor, no more than one day's data might be lost and no such faults have occurred in the last 12 months.


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         7.12     The Vendor has complied in all material respects with the
                  provisions of the Data Protection Act 1984 and no order has been threatened against the Vendor for erasure of personal data under section 24(3) Data Protection Act 1984.


8.       YEAR 2000

         8.1      For the purposes of this warranty:

                  "SOFTWARE PRODUCT" means any product owned or used or exploited by the Vendor for the purposes of the Business that stores, retrieves, processes or presents date information; and

                  "MILLENNIUM COMPLIANT" means the ability to provide all of the following functions:

                  (a) accurately process all date information whether before, during or after January 1, 2000, including, without limitation, accepting date input, providing accurate date output and performing accurate calculations involving dates or portions of dates;

                  (b) function accurately, efficiently and without interruption before, during and after January 1, 2000 without any change in operations, or in any input or output procedures;

                  (c) accurately process date input in a way that does not create any ambiguity as to century;

                  (d) accurately store, retrieve and process date information in a manner that does not create any ambiguity as to century; and

                  (e) accurately present all date output information in a manner that does not create any ambiguity as to century.

         8.2 All of the Software Products in respect of which the intellectual property in them is owned by the Vendor (including, for the avoidance of doubt but without prejudice to the generality of the foregoing, "Distributex" products and Version 2 of Unipims HR as modified, adapted and developed by or on behalf of the Vendor) are Millennium Compliant.

         8.3 With regard to all Software Products (other than those in which the intellectual property is owned by the Vendor and which are the subject of warranty 8.2 above) which the Vendor uses for the purposes of the Business, the Vendor has satisfied itself that, to the best of its knowledge and belief having made due and careful enquiry of the software authors and providers of such Software Products and having incorporated required modifications, adaptations and up-grades to them, they are Millennium Compliant.


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         8.4      The Vendor has put in place a business continuity programme for those aspects of the Business which are or may be susceptible to Year 2000 difficulties which will ensure that no significant or material impact will be suffered by the Business should it be discovered that any of the Software Products used in the Business are not Millennium Compliant.

9.       ENVIRONMENTAL MATTERS

         9.1      In relation to the Business, the Vendor:

                  9.1.1 complies and has at all times complied with all Environmental Laws and Environmental Licences;

                  9.1.2 has obtained and maintained in full force and effect all Environmental Licences, and there are no conditions, facts or circumstances entitling any such Environmental Licence to be revoked, suspended, amended, varied, withdrawn or not renewed or which would prevent compliance with any Environmental Licence;

                  9.1.3 is not and is not likely to be required by any Environmental Licence or any Environmental Law or as the result of any Environmental Claim to incur any expenditure or to desist from taking any action which might have a material adverse effect on the Business.

         9.2 There are attached to the Disclosure Letter complete and up-to-date copies of all Environmental Licences and all orders, notices, directions, applications, appeals, amendments and reports and any other communications relating to or in connection with any Environmental Licence.

         9.3 No Environmental Claim is pending or has been made or threatened against the Vendor in relation to the Business or any of its past or present directors, secretary or senior employees in their capacity as such or any occupier of any property owned or leased by the Vendor for the purpose of the Business and the Warrantors do not have any reason to believe that the Vendor or any of its officers has or is likely to have any liability in relation to Environmental Matters.

         9.4 No Relevant Substance has been deposited, disposed of, kept, treated, imported, exported, transported, processed, manufactured, used, collected, sorted or produced at any time, or is present in the environment (whether or not on property owned, leased, occupied or controlled by the Vendor for the purposes of the Business) in circumstances, and there is nothing arising out of the Business, which could result in an Environmental Claim against the Vendor or which would entitle any authority to bring an Environmental Claim against the Vendor or which would have a material adverse effect on the use or value of any property owned, leased, occupied or controlled by the Vendor for the purposes of the Business.

         9.5 There are attached to the Disclosure Letter full details (including, where appropriate copies of relevant reports or other documents) of any inspections, investigations, studies, audits, tests, reviews or other analyses in relation to Environmental Matters relating to the Business or any property now owned, leased or occupied by the Vendor or any member of the Unicomp Group for the purposes of the Business.

10.      GENERAL

         10.1     MATERIAL INFORMATION

                  10.1.1 All information including all information contained in the Disclosure Letter, given by the Vendor, the Vendor's Solicitors or the Vendor's accountants to the Purchaser, the Purchaser's Solicitors or the Purchaser's accountants relating to the Business or Assets was when given, and is, true, accurate and comprehensive in all respects.

                  10.1.2 To the best of the Warrantors' knowledge, information and belief, there are no material facts or circumstances in relation to the Business or Assets which have not been fully and fairly disclosed in writing to the Purchaser or the Purchaser's Solicitors and which, if disclosed, might reasonably have been expected to affect the decision of the Purchaser to enter into this Agreement.

                  10.1.3 Neither the Vendor nor any member of the Unicomp Group has any interest in any other company or business which has a close trading relationship with or is in competition with the Business.

                                   SCHEDULE 10


1.       Limitation of Warrantors' liability - general

         The provisions of this Schedule shall operate to limit the liability of the Warrantors under and in respect of the provisions of clause 16 of this Agreement and the Warranties. The limitations of the liability of the Warrantors contained in this Schedule shall apply equally to any claim which may be brought by any assignee of the benefit of the Warranties.

2.       Liability of Warrantors to assignee

         If the benefit of the Warranties is assigned, the liability of the Warrantors shall be no greater than it would have been if the Purchaser had remained the owner of the Assets and had retained the benefit of the Warranties.

3. The Warrantors acknowledge that the benefit of the Warranties may be assigned to a successor of the Purchaser.

4.       Credit for improvements

         Any liability of the Warrantors under the Warranties shall be reduced by an amount equal to:-

         4.1 the amount of or by which any taxation for which the Purchaser is accountable is extinguished or reduced as a result of the claim giving rise to the liability;

         4.2 the amount of any credits, recoveries or other benefits which have actually been received or obtained by the Purchaser by reason of or arising out of the matters giving rise to the liability.

5.       Time limit for warranty claims

         In respect of any claim for breach of the Warranties the Purchaser shall upon becoming aware of any matter or event which could reasonably be considered to give rise to a claim under the Warranties give notice in writing to the Warrantors, (specifying in reasonable detail the event, matter or default which may give rise to the claim, the breach that results and if practicable and known to the Purchaser an estimate of the amount claimed) not later than the expiration of the appropriate period (as defined below). Any such claim shall be deemed (if it has not been previously satisfied, settled or withdrawn) to have been withdrawn at the expiration of one year after the expiration of the appropriate period, unless proceedings in respect of it have commenced by being issued and served on the Warrantors. For the purpose of this clause, "the appropriate period" in respect of any claim under the Warranties is two years and six calendar months from Completion.

6.       Exclusion of small claims

         The Warrantors shall be liable, in respect of any claim brought by the Purchaser for a breach of the Warranties, only if the liability of the Warrantors for all such claims would exceed in aggregate L25,000 and, in that event, the Warrantors shall be liable for the total amount of such claims and not merely for the excess.

7.       Ceiling on claims

         The aggregate total liability of the Warrantors, arising by reason of any claims under the Warranties, shall not exceed the Consideration as defined in Schedule 11 of this Agreement.

8.       Effect of post-completion events

         The Warrantors shall not be liable for any claim under the Warranties which would not have arisen but for some voluntary act, event, omission or default of the Purchaser occurring after Completion otherwise than in the ordinary course of business as carried on at Completion unless pursuant to a contractual or other legally binding obligation preceding Completion or taking place with the approval of all or any of the Warrantors and which the Purchaser was, or ought reasonably to have been, aware would give rise to the breach or claim in question.

9.       Statutory references

         References to statutory provisions shall be construed as references to those provisions as amended or re-enacted (whether with or without modification), or as their application is modified by other provisions (whether before or after the Completion Date) from time to time, and shall include references to any statutory provision of which they are re-enactments (whether with or without modification) except to the extent that any amendment or modification after Completion takes effect retrospectively and would extend or increase the liability of the Warrantors under the Warranties.

10.      Specific limitations

         10.1 The Warrantors shall not be liable for any claim for breach of the Warranties:

                  10.1.1 if and to the extent such claim arises as a result only of any changes after Completion in the accounting bases policies or practices of the Purchaser after Completion.

                  10.1.2 if and to the extent that it relates to any loss which the Purchaser actually recovers from its insurers or in respect of which it would have so recovered but for any change in the terms of the Purchaser's insurance in place at Completion made voluntarily by the Purchaser after Completion, net of any increased premium or other charges incurred or to be incurred by the Purchaser as a result of making any such claim.

         10.2 The Warrantors shall not be liable for breach of the Warranties if the fact omission circumstance or occurrence giving rise to or forming the basis of the claim has been fully and fairly disclosed to the Purchaser in the Disclosure Letter.

11.      Conduct of claims

         If any claim comes to the notice of the Purchaser the Purchaser shall:

         11.1 as soon as reasonably practicable give written notice of the same to the Warrantors such notice to be given in accordance with paragraph 5 above.

         11.2 not make any admission of liability agreement or compromise with any person body or authority in relation to such claim under the Warranties without prior consultation with the Warrantors.

         11.3 if the claim in question is as a result of or in connection with a dispute with a third party the Purchaser shall (subject to it being fully indemnified in respect of its costs (take such action to avoid, dispute, resist, appeal, compromise or contest such claim as may be reasonably requested by the Warrantors but at the Warrantors' expense and the Warrantors shall make available to the Purchaser all such information as may be reasonably required to avoid, dispute, resist, appeal, compromise or contest any claim or liability connected with such claim.

                  PROVIDED THAT nothing contained in this paragraph 11 shall oblige the Purchaser to take any action which on a reasonable view is or may be prejudicial to the Business and/or the Purchaser.

12.      Recovery from third parties

         If the Warrantors make any payment by way of damages for breach of the Warranties ("the Payment") and the Purchaser actually receives any payment from any third party other than the Warrantors in respect of the same loss and which would not have been received but for the circumstances giving rise to the claim in respect of which the Payment was made the Purchaser shall once it has received such payment forthwith pay to the Warrantors an amount equal to the lesser of the amount of such payment and the Payment having deducted all costs charges (including, for the avoidance of doubt, taxation incurred by the Purchaser) and expenses reasonably incurred by the Purchaser in obtaining the payment from any such third party.

13.      General

         13.1 Nothing herein shall in any way diminish the Purchaser's common law obligation to mitigate its loss in respect of a claim under the Warranties.

         13.2 If any potential claim shall arise by reason of a liability which is contingent only, then the Warrantors shall not be under any obligation to make any payment pursuant to such claim until such time as the contingent liability ceases to be contingent and becomes actual but nothing in this clause 13.2 shall prevent the Purchaser from giving notice to the Warrantors if it so wishes (although it shall not be under any obligation to do so) of a contingent liability under the terms of this Agreement albeit that there is no liability until such time as the contingent liability becomes an actual liability.

         13.3 The Purchaser confirms to the Warrantors that it is not at the date of this Agreement and after discussion with its accountants and solicitors actually aware of any claim it may have against the Warrantors under the Warranties PROVIDED THAT such confirmation shall not constitute a general waiver by the Purchaser of any rights which it may have under this Agreement, including the Warranties, arising from information (including that contained in any due diligence reports prepared on behalf of the Purchaser in connection with the purchase of the Business and Assets) subsequently coming into the Purchaser's possession which might, in the future, form the basis of a claim under this Agreement.

14. Any sums recovered by the Purchaser from the Warrantors pursuant to a claim for breach of any of the Warranties shall for all purposes be treated as reducing the purchase consideration for the acquisition of the Business and Assets under this Agreement.

                                   SCHEDULE 11


1.       INTERPRETATION.

         In this Schedule where the context admits:

         (1) "the Accounts" and "the Accounts Date" have the same meanings as in clause 1.2 of this Agreement;

         (2) "the Completion Accounts" means the accounts prepared in accordance with paragraph 2 of this Schedule;

         (3) "the Consideration" means the consideration for the purchase of the Business and Assets determined in accordance with the provisions of this Schedule;

         (4) "the Provisional Consideration" means the consideration for the purchase of the Business and Assets of L4,680,000 stated in clause 5.1 of this Agreement;

         (5) "the Purchaser's Accountants"' means PricewaterhouseCoopers, Fanum House, Great Victoria Street, Belfast, BT1;

         (6) "the Vendor's Accountants' means Arthur Anderson of Andersen House, International Financial Services Centre, Dublin 1.


2.       COMPLETION ACCOUNTS.

         (A)      PREPARATION.

                  The parties shall procure that, forthwith after Completion, accounts for the Vendor shall be prepared and reported on in accordance with the provisions of this Schedule and the parties shall use their best endeavours to secure compliance with this Schedule by their respective accountants.

         (B)      DESCRIPTION.

                  The Completion Accounts shall consist of a balance sheet of the Vendor as at the close of business on the 30th November 1999 and a profit and loss account of the Vendor in respect of the period from the Accounts Date to the 30th November 1999 (both dates inclusive).

         (C)      GENERAL REQUIREMENTS.

                  Subject to the specific requirements of sub-section (D) below, the Completion Accounts shall:

                  (1) be prepared as if the period from the day following the Accounts Date to the 30th November 1999 was a financial year of the Vendor;

                  (2) be prepared in accordance with the requirements of all relevant statutes and generally accepted accounting principles and financial reporting standards applicable in the United Kingdom;

                  (3) show a true and fair view of the assets and liabilities of the Vendor at the 30th November 1999 and the profits of the Vendor for the period from the Accounts Date to the 30th November 1999;

                  (4) to ensure consistency, adopt bases and policies of accounting applied for the purposes of the Accounts.

         (D)      SPECIFIC REQUIREMENTS.

                  In preparing the Completion Accounts:

                  (1) no value shall be attributed to goodwill or any other intangible asset; and

                  (2) other fixed assets shall be included at the value at which they were included in the Accounts, less depreciation on the written down value, calculated at the following annual rates:

                           Buildings                 :      2 per cent

                           Computer Equipment        :      33 1/2  per cent

                           Motor vehicles            :      25 per cent

                           Furnishing and Equipment  :      20-25 per cent

                           The parties acknowledge that the Provisional
                           Consideration has been determined on the basis set out in the right hand column of the Appendix accompanying this Schedule and it is hereby agreed between them that the Consideration shall be determined on the basis and in accordance with the provisions of that Appendix and specifically as set out under the heading "Consideration".


3.       PROCEDURE.

         (A) SUBMISSION OF DRAFT.

                  The Purchaser shall use its reasonable endeavours to complete the Completion Accounts within 20 days after the 30th November 1999 and as soon as they have been completed shall forthwith deliver a draft of the Completion Accounts to the

                  Vendor. At the same time the Purchaser will make the necessary arrangements to allow the Vendor access to carry out a review of the working papers in support of the draft. Unless the Vendor shall notify the Purchaser in writing within 28 days after receipt of such draft that it does not accept that it complies with paragraph 2 above the Vendor shall be deemed to have accepted such draft as complying with paragraph 2.

         (B)      AGREEMENT OF DRAFT.

                  If, within the period of 28 days referred to in sub-paragraph
                  (A), the Vendor shall notify the Purchaser in writing that it does not accept that the said draft complies with paragraph 2 then the Vendor and the Purchaser shall procure that the Purchaser's Accountants and the Vendor's Accountants shall use their best endeavours to reach agreement within a further period of 30 days from the expiry of that 28 day period on adjustments to the draft to meet the objections of the Vendor or the withdrawal of such objections.

         (C)      INDEPENDENT ACCOUNTANT.

                  In the event that the Vendor's Accountants and the Purchaser's Accountants are unable to reach agreement within that 30 day period as aforesaid, any matter in dispute shall be referred to the decision of a single independent chartered accountant or an independent firm of chartered accountants to be agreed upon between them or, in default of such agreement, to be selected (at the instance of either the Vendor or the Purchaser) by the Chairman for the time being of the Ulster Society of the Institute of Chartered Accountants in Ireland, and any such chartered accountant or firm of chartered accountants (whose costs shall be paid as he or they shall direct) shall act as expert (and not as arbitrator) in connection with the giving of such decision which shall, in the absence of manifest error, be binding. The said decision shall be reported to the Vendor's Accountants and the Purchaser's Accountants within a period of 28 days from the date on which the chartered accountants or firm of chartered accountants have agreed to act. In giving such decision, the accountant or firm shall state what adjustments (if any) are to be made to the said draft in order that it shall comply with paragraph 2.

         (D)      REPORT

                  If the Vendor accepts, or is deemed to accept, that the said draft complies with paragraph 2 the Purchaser and the Vendor shall sign a report to the effect that the Completion Accounts comply with paragraph 2 and any Completion Accounts so reported on, or (if subparagraph (C) shall apply) the final draft of the Completion Accounts as adjusted by the independent accountant or firm, shall be the Completion Accounts for the purposes of this Agreement and, in the absence of manifest error, shall be final and binding on the parties.

4.       ADJUSTMENT OF CONSIDERATION

         (A)      INCREASE OR REDUCTION

                  When the Completion Accounts have become binding in accordance with the provisions of this Schedule, the Provisional Consideration shall forthwith:

                  (1) be increased by the amount (if any) by which the Consideration as shown by the Completion Accounts is greater than the Provisional Consideration; or (as the case may be)

                  (2) be reduced by the amount (if any) by which the Consideration as shown by the Completion Accounts is less than the Provisional Consideration.

         (B)      PAYMENT

                  Any increase in the Provisional Consideration shall be paid by the Purchaser to the Vendor in cash within 14 days after the Completion Accounts have become binding as aforesaid or, as the case may be, any reduction in the Provisional Consideration shall be paid by the Vendor to the Purchaser in cash within 14 days after the Completion Accounts have become binding and any amount not paid when due under this paragraph
                  (B) shall carry interest at the rate of 3 per cent per annum above Bank of Ireland base lending rate from time to time from the due date until the date of actual payment (as well after judgement as before).


5.       INTER-ACTION WITH WARRANTIES

         Preparation and finalisation of the Completion Accounts in accordance with this Schedule shall be without prejudice to any claim which the Purchaser may have against the Warrantors in respect of any breach of this Agreement.

                             SCHEDULE 11 - APPENDIX
                CONSIDERATION AND PROVISIONAL CONSIDERATION BASIS



                                                              Consideration        Provisional
                                                                                  Consideration
                                                                    L                   L
Goodwill
      Base figure as agreed (see below)                         4,420,000           4,420,000
      Less: Profit after tax - 1.3.99 to 30.11.99                  CA                (250,000)
      Add: Loss after tax - 1.3.99 to 30.11.99                     CA                  N/A
                                                                ---------           ---------
                                                                    *               4,170,000

Fixed assets at net book value ("NBV")                             CA                 890,000
Stock                                                              CA                 200,000
Apportionment - prepayments                                        CA                    --
Apportionment - accruals and deferred income                       CA                (330,000)
                                                                ---------           ---------
Sub-total                                                           *               4,930,000

Less: Retention                                                    Nil               (250,000)
                                                                ---------           ---------

Total                                                               *               4,680,000
                                                                ---------           ---------

Goodwill Base Figure:-
      Goodwill - basis 28.2.99                                  4,670,000           4,670,000
      Less: Additional costs etc as agreed                       (250,000)           (250,000)
                                                                ---------           ---------
Base figure                                                     4,420,000           4,420,000
                                                                ---------           ---------



Definitions
CA - the figures defined above as "CA" will be taken from the Completion
Accounts

Notes

1. The Consideration is increased by the prepayments and reduced by the accruals
2.  All creditors other than accruals are payable by the Vendor
3. The NBV of buildings in the Completion Accounts includes fixed plant in buildings of L55,799 For illustration, the Completion Accounts figures are expected to be:


                                                            L
     Buildings excluding fixed plant in buildings        683,418
     Fixed plant in buildings                             55,799
                                                         -------
     Buildings                                           739,217
                                                         -------


                                   APPENDIX 1

                               MANAGEMENT ACCOUNTS


   The Management Accounts attached at Number 1 of Annexure to this Agreement

                                   APPENDIX 2

                               SERVICE AGREEMENTS

    The Service Agreements attached at Number 2 of Annexure of this Agreement

                                   APPENDIX 3

                            SUPPLIER/CUSTOMER LETTERS


                                 SUPPLIER LETTER

                    [To be on ICS Unicomp Limited Letterhead]

Dear [                         ]

You may be aware from recent press announcements that the ICS Unicomp business was to be acquired by W & R Barnett Limited. The acquisition took place on 1st December 1999 and has the full support of the senior management of ICS.

W & R Barnett Limited, which is one of Northern Ireland's oldest established companies, operates in the grain and animal feed business and has an annual turnover in excess of L85 million. The acquisition of ICS is seen as an important long term strategic investment.

From an operational standpoint it is business as usual. The management team of ICS will remain intact and look forward with confidence to the next stage in the Company's development.

As a valued supplier of ICS we would assure you of our continued commitment to working in partnership to deliver the best possible service to our customers. Should you have any queries, please feel free to contact myself or any member of the management team.


Yours sincerely






D Mawhinney
Managing Director - ICS Unicomp Limited

                                 CUSTOMER LETTER

                    [To be on ICS Unicomp Limited Letterhead]


Dear [                      ]

You may be aware from recent press announcements that the ICS Unicomp business was to be acquired by W & R Barnett Limited. The acquisition took place on 1st December 1999 and has the full support of the senior management of ICS.

W & R Barnett Limited, which is one of Northern Ireland's oldest established companies, operates in the grain and animal feed business and has an annual turnover in excess of L85 million. The acquisition of ICS is seen as an important long term strategic investment.

From an operational standpoint it is business as usual. The management team of ICS will remain intact and look forward with confidence to the next stage in the Company's development.

As a valued customer of ICS we would assure you of our continued high level of service. Should you have any queries, please feel free to contact myself of any member of the management team.


Yours sincerely






D Mawhinney
Managing Director - ICS Unicomp Limited

                                   APPENDIX 4

                                 EMPLOYEE LETTER

                    [To be on ICS Unicomp Limited Letterhead]


Dear [                          ]

On 1st December 1999 the whole of the business of ICS Unicomp Limited will be transferred to a new company. The transfer will be in accordance with the provisions of the Transfer of Undertaking (Protection of Employment) Regulations.

The new company, which will also be called ICS Unicomp Limited in order to preserve the goodwill and continuity of the business, will be your new employer and all other terms and conditions of your employment will remain the same.

We would confirm that your period of continuous employment for statutory employment right purposes began on [DATES SET OUT IN EMPLOYEE'S EXISTING STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT].

If you should have any questions regarding this letter or would like any additional information regarding the transfer please contact [NAME].

Yours sincerely






ICS Unicomp Limited

                                   APPENDIX 5

                               LEASING AGREEMENTS


Equipment                                      Agreement No./            Finance                 Quarterly
                                               Reference                 Company                 Payment L
Canon NP6030 Photocopier                       405195                    Anglo Finance            503.50

BT Meridian Telephone System                   NAC 0082539               British Telecom         1348.85

Alpha Server (Medusa)                          98LSA1063-01              DLL Technology          2881.74

Alpha Server (JKL)                             95IRI047                  DECLease                2300.00

Alpha Server (CPL, Cawoods, Heat)              16/113/23/500420          Capital Bank            4598.00


                                   APPENDIX 6

                             NAME CHANGE RESOLUTIONS


                             THE COMPANIES ACT 1985
                             THE COMPANIES ACT 1989

                        --------------------------------
                            COMPANY LIMITED BY SHARES
                        --------------------------------

                               ICS UNICOMP LIMITED
                                   COMPANY NO.
                                    27993297
                         -------------------------------

                               WRITTEN RESOLUTION

                pursuant to Section 113 of the Companies Act 1989

                         -------------------------------

RESOLVED as a Special Resolution

That with the consent of the Department of Trade and Industry the name of the Company be altered to: -

         "FARGELL Limited"

SIGNED in accordance with the provisions of Article 381A and Part II of Schedule 15A to the said Companies Act 1985 as incorporated by Section 113 of the Companies Act 1989, by or on behalf of each relevant member namely: -


                       Dated the    day of              1999


                          ----------------------------


                          ----------------------------

                             THE COMPANIES ACT 1985
                             THE COMPANIES ACT 1989

                       -----------------------------------
                            COMPANY LIMITED BY SHARES
                       -----------------------------------


                           ICS COMPUTING GROUP LIMITED
                                   COMPANY NO.
                                     2744678
                       ----------------------------------

                               WRITTEN RESOLUTIOIN

                pursuant to Section 113 of the Companies Act 1989

                       ----------------------------------

RESOLVED as a Special Resolution

That with the consent of the Department of Trade and Industry the name of the Company be altered to: -

         "Unicomp Computing Group Limited"

SIGNED in accordance with the provisions of Article 381A and Part II of Schedule 15A to the said Companies Act 1985 as incorporated by Section 113 of the Companies Act 1989, by or on behalf of each relevant member namely: -


                       Dated the    day of              1999


                          ----------------------------


                          ----------------------------

                                   APPENDIX 7

                                    CONTRACTS

All contracts listed in Schedule 5 of this Agreement together with all contracts relating to customers listed below.


Acheson & Glover                             Agricare                                 A.H. Feeds
AMK Supplies Limited                         Ardmore Commercial                       Arnotts
JE Ball (North)                              [    ].C.                                Bromac
J C Brow                                     BW Hardware                              Campsie Fuels
Cawoods                                      CEF                                      Chanelle Veterinary
Christies                                    CITB                                     James Clow
Connors Fuels                                Consumable Products                      CPL
Crop Specialists                             Crossgar Poultry                         Dispo Products
Douglas Steam Sawmill                        Dungannon Meats                          Ewart Liddell
Ezy Koter                                    Ferguson Fuels                           James A Finlay
Finley Fuels                                 Fuel Services                            Gardner ICM
Germinal Holdings                            Glas-Seal                                RJ Hall
Hastings Hotel Group                         H.E.A.T                                  Heyns
Home Fuels (FM)                              Howell House Bakery                      ICB Emulsions
IJK Timber                                   Jordan Brothers                          Kane Fuels
Kelly Flowers                                John Kelly                               Kilkeel Concrete
Kilwaughter Chemicals                        LMI Foods                                L'Oreal
Lowdens                                      B H McCleary                             McLaughlins
Maxol Oil                                    Newry Building Supplies                  N.I.A.A.
Nicholl Fuels                                O'Reillys                                Ormeau Bakery
PCI                                          Powerscreen                              Prima Brands
PRM Enterprises                              Provincial Butchers                      Redkin
Redland of N.I Limited                       SAFE Fuels                               Savoury Foods
Shaw & Jameson                               SOS Group                                Springvale
Star Fuels                                   Stephens Catering                        Stevenson Brothers

Acheson & Glover                             Agricare                                 Joseph Stewarts
TBF - Farrans                                John Thompson                            Transparent Films
UniComp Holdings Limited                     [      ]ol                               [    ]M
Walter Watson                                W.D. Irwin                               Westland
Wilson Feeds                                 John Woods

AIS                                          Ards Council                             Aurora
BRA                                          CRO                                      CSA
CSB                                          DED                                      DFP
DOE                                          Dopra                                    Forensic Science
MCB                                          NECBA                                    N.I.C.S.
NIP                                          PATG                                     Printrak
SSG

BFF                                          Broomhill Home Furnishing                CICS
Convex                                       Desmonds                                 Flair
Fruehauf                                     Kingspan                                 Leaf

T McAuley                                    Moygashel                                Namosa
Pritchitts                                   Rings                                    Ryobi
Smurfit                                      UIE                                      Uniplas

Ericsson Business Communications             Eurodis (Services Contract)              Glendermot
L Hughes & Co                                Mahon Furnishings                        Philip Basset
Spendlove C Jebb                             Tobermore Concrete                       Vodac (Ulster) Ltd
UniComp Holdings                             Aghadowey Creameries                     BDG Group
Carrick Golf Club                            Catering Equipment                       Donegal Catering
Pacemaker Press                              Stephens Catering                        Ulster American Folk Park
Video Hire Store                             Moonlighting                             Whelan & Best

Acheson & Glover                             Agricare                                 Clancourt Group
Ewart PLC                                    Fitzwilliam Place Management             Lambert Smith & Hampton
NI Transport Holding Company                 Alexander Kinnaird                       [    ]lly  McFarland
General Steel Services                       Saville Row Shirts                       Pilot Engineering
Ulster Corrugated Cases                      Livestock Marketing Commission           Wineflair
DED Census                                   Enterprise Ulster                        Glanbia Cheese
Hampden Group                                John Henderson                           Historic Scotland
Holland & Holland                            Irish Bonding                            Leckpatrick
Peter Mark                                   NIR                                      W & C Scott
Triangle Housing Association                 Trinity College Dublin                   A H Feeds Limited
A Generali                                   Agri-Health                              Al Services
Alexander W (Monthly)                        Alexander W (Weekly)                     Aluset
AON McMillen                                 ASM Horwath                              Assoc Cap Theatres
Baird A S                                    Barbour Campbell                         Barbour Threads
Basil Glass                                  BASS (ROI) 4 Wkly                        Bass Ireland
Beggs (Ballymena)                            Beggs (Belfast)                          Bell Fruits
Boxpak                                       Browne A V                               Bulrush Peat
Capital One                                  Cargo Forwarding                         Carpetright
City of Belfast                              Comic Enterprises                        Computer Share
Dalriada Doc on Call                         David Patton Limited                     Denmans Electrical
Drole Computing                              Ealing Housing Association               Eason
ENG                                          European Comp Co                         Fuel Services (NI)
GCAS                                         Grant & Co                               Groupeflo
Haldane Shiells                              Hampden Group (ROI)                      Hampden Group (UK)
Heatons                                      Hempsons, Solicitors                     Heyn & Sons

Acheson & Glover                             Agricare                                 Heyn G
Historic Scotland                            HMV Ireland (ROI)                        Holland & Holland
Hurst Fuels                                  IJK Timber                                     London Mag Courts
IPS Limited                                  Jackson Andrews                          John Hogg
John Hogg (NI) Limited                       John Kelly                               John Kyle
K H Manufacturing                            Kingsberry Limited                       KWB Kenmac
Lamont Holdings                              Laydex                                   Lowdens Catherwood
Loweth                                       M.R.C. Limited                           MacNaughton Blair
Macnaughton Blair                            Maxol                                    McCann-Erickson
NIE                                          N.I.I.B                                  NACCO
Ormeau Bakery                                Orr Travel                               Portman Travel
PPP Columbia                                 Price Waterhouse                         R Fert PO Ref 000000150


R J Hall                                     Rainey & Best                            Ralborough Security
Reids North                                  Reids South                              Roaches
Roadside Motors                              Robert Smith                             Robinson Cleaning
Ross Wm & Co Limited                         R S & J Holdings                         S.C.A
Sangers Belfast/Omagh                        Shirtmakers Guild                        Shorts Missiles Sys
Smurfit TP (Dublin)                          Spanboard                                St. Johns Ambulance
SuperValu-Centra                             Svarovski                                TBF Thompson
Texaco                                       Texas Homecare                           Tughan & Co
U Building & M S                             Ulster Bank                              Yuasa Batteries


                                   APPENDIX 8

                                ICS PRODUCT LIST
Distributex Software

Unipims System

Max Manufacturing System

Hermes Payroll and Personnel System

Recital

Uniface

Di-Divers

IQ Objects

Bespoke Software developed by ICS for its client base

                                   APPENDIX 9

                    MOTOR VEHICLES OWNED/LEASED BY THE VENDOR


Registration Number                                  Car
CCZ 6827                                             Volvo S70 2.4
IAZ 7087                                             Rover 620
IAZ 7773                                             Renault Laguna RTd 2.2
JAZ 1660                                             Renault Laguna RT 1.8
JAZ 5278                                             Peugeot 306 XR TD 1.9
JAZ 5780                                             Renault Laguna RTd 2.2 Est
JAZ 7135                                             Renault Laguna RTd 2.2
JAZ 7521                                             Renault Laguna RT 1.8
KAZ 1694                                             Renault Laguna RT 2.0
KAZ 1696                                             Renault Laguna RTd 2.2 Family
KAZ 5588                                             Ford Galaxy 1.9 TD Aspen
KAZ 6974                                             Peugeot 406 LX
NBZ 9288                                             Renault Laguna RT 2.0
OAZ 3937                                             Renault Laguna RTd 2.2 Family
OBZ 1613                                             Renault Laguna RT 2.0
OBZ 2973                                             Renault Laguna RT 2.0 Family
OBZ 2974                                             Renault Laguna RT 2.0 Family
OBZ 3737                                             Jeep Cherokee 4.0 Limited
OBZ 4207                                             Renault Laguna RT 2.0
RAZ 6972                                             BMW 520i SE
RIL 5577                                             BMW 520i
TAZ 6068                                             Renault Laguna RT 2.0
TAZ 6069                                             Renault Laguna RT 2.0
TAZ 8435                                             Vauxhall Vectra Artic II
UAZ 1612                                             Peugeot 406 LX dt
UAZ 6496                                             Rover 414Si 16v
UAZ 8129                                             Seat Alhambra
V816 FJB                                             Renault Laguna 2.0 Alize Family


                                   APPENDIX 10

                             TRANSFERRING EMPLOYEES

             Those employees listed in Schedule 7 of this Agreement

                                   APPENDIX 11

                          PURCHASE PRICE APPORTIONMENT



See the Appendix to Schedule 11 of the Agreement. The Provisional Consideration specified in the right hand column of that Appendix and the apportionment between Asset classes will be subject to adjustment in accordance with the Completion Accounts to be prepared in accordance with that Schedule.

                                   APPENDIX 12

                             ASSIGNMENT OF GOODWILL


        The Assignment attached at Number 3 of Annexure to this Agreement

                                   APPENDIX 13

                   ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

        The Assignment attached at Number 4 of Annexure to this Agreement

                                   APPENDIX 14

                               NOVATION AGREEMENT

    The Novation Agreement attached at Number 5 of Annexure to this Agreement

EXECUTED by S. A. Hafer          /s/ S. H. Hafer            1ST December, 1999
for and on behalf of             ---------------            ------------------
ICS UNICOMP LIMITED
its lawful Attorney             /s/ Maurice R. Butler       1ST December, 1999
                                ---------------------       ------------------
                                Attorney


EXECUTED by S. A. Hafer         /s/ S. H. Hafer             1ST DECEMBER, 1999
For and on behalf of  ICS       ---------------             ------------------
COMPUTING GROUP                                             Date
LIMITED its lawful Attorney     /s/ Maurice R. Butler       1ST December, 1999
                                ---------------------       ------------------
                                Attorney


EXECUTED by S. A. Hafer         /s/ S. H. Hafer             1ST DECEMBER, 1999
for and on behalf of UNICOMP    ---------------             ------------------
HOLDINGS (UK) LIMITED                                       Date
its lawful Attorney             /s/ Maurice R. Butler       1ST December, 1999
                                ---------------------       ------------------
                                Attorney


EXECUTED by S. A. Hafer         /s/ S. H. Hafer             1ST DECEMBER, 1999
for and on behalf of            ---------------             ------------------
UNICOMP INC its
lawful Attorney                 /s/ Maurice R. Butler       1ST December, 1999
                                ---------------------       ------------------
                                Attorney


EXECUTED AS A DEED
for and on behalf of
ZEC LIMITED:                    /s/ Adrian Thompson         1ST December, 1999
                                -------------------         ------------------

                                /s/ John Irvine             1ST December, 1999
                                ---------------             ------------------
                                Attorney